Exhibit 10.1
LEASE

THIS LEASE (this “Lease”) is entered into as of February 2, 2015 (the “Execution Date”), between RADNOR PROPERTIES – SDC, LP, a Delaware limited partnership (“Landlord”), and SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1.SUMMARY OF KEY DEFINED TERMS.

(a)“Abatement Period” means the period that begins on the Commencement Date and ends on the day immediately prior to the 6-month anniversary of the Commencement Date. During the Abatement Period, Tenant shall pay to Landlord all utilities as set forth in Section 6.

(b)“Additional Rent” means all costs and expenses other than Fixed Rent that Tenant is obligated to pay Landlord pursuant to this Lease.

(c)“BOMA Standard” means ANSI/BOMA Z65.1—2010.

(d)“Broker” means Tactix Real Estate Advisors, LLC.

(e)“Building” means the building known as and located at 170 Radnor Chester Road, Radnor, Pennsylvania, which Landlord represents as containing 68,143 rentable square feet, as measured in accordance with the BOMA Standard.

(f)“Business Hours” means the hours of 8 a.m. to 6 p.m. weekdays and 8 a.m. to 1 p.m. on Saturdays, excluding Building holidays.

(g)“Commencement Date” means November 1, 2015, unless Landlord constructs the Leasehold Improvements (as defined on Exhibit C), in which case the Commencement Date means the date that is earlier of: (i) the date on which Tenant first conducts any business at all or any portion of the Premises; or (ii) the date that is 15 days from the date on which Landlord Substantially Completes (as defined on Exhibit C) the Leasehold Improvements.

(h)“Common Areas” means, to the extent applicable at the applicable time, the lobby, parking facilities, passenger elevators, rooftop terrace, fitness or health center, plaza and sidewalk areas, multi-tenanted floor restrooms, and other similar areas of general access at the Building or designated for the benefit of Building tenants, and the areas on multi-tenant floors in the Building devoted to corridors, elevator lobbies, and other similar facilities serving the Premises.

(i)“Complex” means the complex of buildings of which the Building is a part, known as Radnor Financial Center, and all other improvements located therein, as such real property is described more particularly on Exhibit I attached to and made a part of this Lease.

(j)“Expiration Date” means the last day of the Term, or the effective date of such earlier termination of this Lease pursuant to the terms hereof.

(k)“Fixed Rent” means fixed rent in the amounts set forth below:

TIME PERIOD	FIXED RENT PER R.S.F.	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENT
Commencement Date – end of Abatement Period	$0.00	$0.00	$0.00
Fixed Rent Start Date – end of Rent Period 1	$35.00	$546,070.00	$45,505.83

Rent Period 2	$35.70	$556,991.40	$46,415.95
Rent Period 3	$36.41	$568,068.82	$47,339.07
Rent Period 4	$37.14	$579,458.28	$48,288.19
Rent Period 5	$37.89	$591,159.78	$49,263.32
Rent Period 6	$38.26	$596,932.52	$49,744.38
Rent Period 7	$38.65	$603,017.30	$50,251.44
Rent Period 8	$39.03	$608,946.06	$50,745.51
Rent Period 9	$39.42	$615,030.84	$51,252.57
Rent Period 10	$39.82	$621,271.64	$51,772.64

(l)“Fixed Rent Start Date” means the day immediately following the end of the Abatement Period. If the Fixed Rent Start Date is not the first day of a calendar month, then the Fixed Rent due for the partial month commencing on the Commencement Date shall be prorated based on the number of days in such month.

(m)“GAAP” means Generally Accepted Accounting Principles, in effect at the applicable time and consistently applied.

(n)“Initial Term” means the period commencing on the Commencement Date, and ending at 11:59 p.m. on: (i) if the Commencement Date is the first day of a calendar month, the day immediately prior to the 126th-month anniversary of the Commencement Date; or (ii) if the Commencement Date is not the first day of a calendar month, the last day of the calendar month containing the 126th-month anniversary of the Commencement Date.

(o)“Landlord Affiliates” means, at the applicable time, such persons and/or entities as then are under common management or ownership control with Landlord or any parent or subsidiary (direct or indirect) of Landlord.

(p)“Laws” means federal, state, county, and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders, and other such requirements, and decisions by courts in cases where such decisions are considered binding precedents in the State and decisions of federal courts applying the laws of the State, including without limitation Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations, each as applicable to Landlord, Tenant, Building and/or Project, respectively.

(q)“Premises” means Suite 200 in the Building, consisting of 15,602 rentable square feet, as shown on Exhibit A attached hereto and as determined in accordance with the BOMA Standard.

(r)“Project” means the Building together with the parcel of land upon which the Building is located, described and depicted as such on Exhibit I, and all Common Areas.

(s)“Rent” means Fixed Rent and Additional Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then due and owing without regard to any contrary Tenant instructions or requests. Additional Rent shall be paid by Tenant in the same manner as Fixed Rent, without setoff, deduction, or counterclaim, except as set forth in this Lease.

(t)“Rent Period” means, with respect to Rent Period 1, the period that begins on the Fixed Rent Start Date and ends on the last day of the calendar month preceding the month in which the first Fixed Rent Start Date occurs; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent

Period, and shall extend for 12 consecutive months; provided, however, the final Rent Period shown in the Fixed Rent chart above shall end on the Expiration Date.

(u)“Security Deposit” means $45,505.83.

(v)“State” means the Commonwealth of Pennsylvania

(w)“Tenant’s NAICS Code” means Tenant’s 6-digit North American Industry Classification number under the North American Industry Classification System as promulgated by the Executive Office of the President, Office of Management and Budget, which is 551112. [http://www.naics.com/search/]

(x)“Term” means the Initial Term together with any extension of the term of this Lease agreed to by the parties in writing, or as otherwise set forth in Section 27.

2.PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, for the Term and upon the terms and subject to the conditions of this Lease, the Premises. Tenant accepts the Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, except as set forth in Exhibit C attached hereto. Tenant’s acceptance of the Premises in its “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition shall not be construed as releasing Landlord from performing Landlord’s express obligations under this Lease.

3.TERM; RENTABLE AREA. The Term shall commence on the Commencement Date. The terms and provisions of this Lease are binding on the parties upon Tenant’s and Landlord’s execution of this Lease notwithstanding a later Commencement Date for the Term. The rentable area of the Premises and the Building shall be as stated in Section 1. By their execution of the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), Landlord and Tenant shall confirm the Commencement Date and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein, unless within 10 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

4.FIXED RENT; SECURITY DEPOSIT; LATE FEE.

(a)Tenant covenants and agrees to pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim, except as expressly set forth in this Lease, Fixed Rent in the amounts set forth in Section 1. Amounts due from Tenant that are not due on a recurring basis or pursuant to amounts set forth in this Lease shall be invoiced to Tenant. The Monthly Installment of Fixed Rent, the monthly amount of Estimated Operating Expenses (as set forth in Section 5) and any estimated amount of utilities as set forth in Section 6 shall be payable to Landlord in advance on or before the first day of each month of the Term per the terms set forth herein, and all Rent payable to Landlord shall be paid by: (i) check payable to Landlord, sent to Brandywine Operating Partnership, LP, P.O. Box 11951, Newark, NJ 07101-4951; (ii) electronic fund transfer through the Automated Clearing House network or similar system designated by Landlord, to the extent available; or (iii) wire transfer of immediately available funds to the account at Wells Fargo Bank, N.A., Salem, NJ account no. 2030000359075 ABA # 121000248 and Tenant shall notify Landlord of each such wire transfer by email to Wire.Confirmation@bdnreit.com (or such other email address provided by Landlord to Tenant); or as otherwise directed by Landlord to Tenant from time to time on at least thirty (30) days’ prior written notice to that effect. All Rent payments shall include the Building number and the Lease number, which numbers will be provided to Tenant in the COLT.

(b)Contemporaneously with Tenant’s and Landlord's execution and delivery of this Lease, Tenant has paid to Landlord the Security Deposit, receipt of which is acknowledged by Landlord. No later than the first business day that is ninety (90) days from the Execution Date, Tenant shall pay to Landlord the monthly Fixed Rent for the first full calendar month after the Abatement Period. No interest shall be paid to Tenant on the Security Deposit, and Landlord shall have the right to commingle the Security Deposit with other funds of Landlord. Upon the occurrence, and for the duration of any Event of Default (as defined in Section 17), Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of: (A) any Rent that Tenant has not paid when due following the expiration of any applicable notice and/or grace period; and/or (B) any out-of-pocket sum that Landlord actually and reasonably expends or is required to expend to enforce such Event of Default. Landlord’s use of the Security Deposit shall not prevent Landlord from exercising any other remedy available to Landlord under this Lease, at law or in equity and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied, or retained by Landlord in accordance with this Lease, Tenant shall, within 10 days after the written demand therefor and unless Tenant has in good faith contested such use, application and/or retention of the same by Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall return the Security Deposit or the balance thereof (as applicable) to Tenant within 1 month after the later of the Expiration Date, Tenant’s surrender of possession of the Premises to Landlord in the condition required under this Lease, and Tenant’s payment of all outstanding Fixed Rent. If Landlord conveys ownership of the Building, Landlord shall deliver (or credit) the Security Deposit to the transferee, whereupon Landlord shall be released from all liability for the return of such Security Deposit and Tenant shall look solely to the transferee for the return of the Security Deposit.

(c)If Landlord does not receive the full payment from Tenant of any Rent when due under this Lease (without regard to any notice and/or cure period to which Tenant might be entitled), Tenant shall also pay to Landlord as Additional Rent a late fee in the amount of the lesser of: $1,000.00 and 5% of the amount outstanding (the “Late Fee”); provided, Landlord shall waive such Late Fee twice during any 12 consecutive months of the Term if Tenant makes the required payment within 3 business days after receipt of notice of such late payment. With respect to any Rent payment (whether it be made by check, ACH/wire, or other method) that is returned unpaid for any reason (and regardless of whether the Late Fee is due and payable as set forth in the preceding sentence), Landlord shall have the right to assess a fee to Tenant as Additional Rent, which fee is currently $30.00 per returned payment.

5.OPERATING EXPENSES.

(a)Certain Definitions.

(i)“Base Year” means calendar year 2016.

(ii)“Complex Expenses” means those Operating Expenses incurred on behalf of all or a portion of the buildings within the Complex (including the Building).

(iii)“Janitorial Expenses” means all out-of-pocket costs actually incurred to process trash and garbage removal, recycling, cleaning and sanitizing the Building, and the items of work set forth in Exhibit D attached hereto.

(iv)“Operating Expenses” means collectively Project Expenses and Taxes (as defined in Section 5(a)(vi)).

(v)“Project Expenses” means the out-of-pocket costs and expenses actually incurred by Landlord in the normal course of business, without mark-up, in connection with the maintenance, operation, repair, and replacement of the Project in accordance with this Lease, including, without limitation: (I) Janitorial Expenses; (II) a management fee not to exceed 5% of gross rents and revenues from the Project; (III) fitness center rent and operating costs, to the extent one is provided to the Tenant and made available to Tenant’s employees; (IV) Project security measures; (V) Project transportation program costs; (VI) capital expenditures classified as such under GAAP, but only to the extent of the amortized costs of such capital item over the useful life of the improvement as reasonably determined by Landlord in accordance with GAAP, limited to the extent of actual savings created by such capital item for each year of the Term; (VII) landscaping of, and removal of snow and ice from, the Project; (VIII) all of the insurance premiums and deductibles required in connection with the Project Insurance (as defined in Section 12(b)) in effect at all times during the Term; and (IX) maintenance of the Common Areas. “Project Expenses” shall not include any of the following: (A) repairs or other work occasioned by fire, windstorm or other insured casualty or by the exercise of the right of eminent domain to the extent Landlord actually receives insurance proceeds or condemnation awards therefor; (B) leasing commissions, architects’, designers’, space and/or landscape planners’, accountants’, consultants’, auditors’ or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations, leasing transactions or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof; (C) costs incurred by Landlord in connection with the original construction of the Project and related facilities; (D) costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating leased space for other tenants or other occupants or vacant space; (E) depreciation, interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent; (F) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (G) any fines, penalties, interest or fees for Landlord’s failure to comply with Laws or pay Taxes when due; (H) legal, accounting and other expenses related to Landlord’s acquiring ground lease(s), submitting to any cooperative ownership regime, financing, refinancing, mortgaging or selling the Building or the Project; (I) any increase in an insurance premium caused by the non-general office use, occupancy or act of another tenant; (J) costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (K) cost of any political, charitable or civic contribution or donation (whether in-cash or by donation of property or services); (L) reserves for repairs, maintenance and replacements; (M) Project Utility Costs (as defined in Section 6(a)); (N) Taxes; (O) cost of utilities directly metered or submetered to Building tenants and paid separately by such tenants; (P) fines, interest, penalties or liens arising by reason of Landlord’s failure to pay any Project Expenses when due, except that Project Expenses shall include interest or similar charges if the collecting authority permits such Project Expenses to be paid in installments with interest thereon, such payments are not considered overdue by such authority and Landlord pays the Project Expenses in such installments; (Q) costs and expenses associated with hazardous waste or hazardous substances not generated or brought to the Project by Tenant or its agents including but not limited to the cleanup of such hazardous waste or hazardous substances and the costs of any litigation (including, but not limited to reasonable attorneys’ fees) arising out of the discovery of such hazardous waste or hazardous substances; (R) wages, salaries, fees and fringe benefits paid to all personnel above the level of regional property manager applicable to region in which the Complex is located (provided such costs shall be allocated evenly on a per rentable square foot basis of the buildings within such region), and any other persons who are not assigned, in whole or in part to the operation, management or repair of the Building; (T) costs of extraordinary services provided to other tenants of the Building or services to which Tenant is not entitled (including, without limitation, costs specially billed to and paid by specific tenants); (U) all costs relating to activities for the solicitation and execution of leases of space in the Building, including legal fees, real estate brokers’ commissions, expenses, fees, and advertising, moving expenses, design fees, rental concessions, rental credits, tenant improvement allowances, lease assumptions or any other cost and expenses incurred in connection with the leasing of any space in the Building; (V) costs representing an amount paid to any Landlord Affiliate for services rendered to or for the benefit of the Project (exclusive of any management fee permitted under the Operating Expense inclusions) to the extent in excess of market rates for comparable services if rendered by unrelated third parties; (W) costs, damages, claims, judgments, interest and/or penalties (collectively, “Enforcement Obligations”) arising from (1) Landlord’s default of this Lease or any other lease for space in the Building and/or (2) the negligence or willful acts of Landlord, its agents or employees or contractors (each, a “Landlord Default Event”); (X) costs of (1) marketing for sale and/or refinance and (2) selling and/or refinancing the Project or any portion thereof, Landlord’s interest therein, and/or the ownerships interests in Landlord; (Y) Enforcement Costs incurred to remedy, repair or otherwise correct violations of Laws affecting the Project that exist on or after the Commencement Date (other than violations arising from Tenant’s manner of use of the Premises); (Z) ground rents or rentals payable by Landlord pursuant to any over-lease. Landlord shall not collect or be entitled to collect Project Expenses from all of its tenants an amount in excess of 100% of the Project Expenses actually incurred by Landlord; and/or (AA) premiums for insurance maintained by or for the benefit of Landlord to cover pre-existing environmental losses and/or interest rate hedges (for mortgage financing transactions).

(vi)Subject to the next two succeeding sentences, “Taxes” means all taxes, assessments and other governmental charges, including business improvement district charges and special assessments for public improvements or traffic districts that are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, the share of the same reasonably and properly allocable to the Term, business property operating license charges, and out-of-pocket real estate tax appeal expenditures reasonably and actually incurred by Landlord (to the extent of such savings). Taxes shall not include: (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital stock or capital levy that is or may be imposed upon Landlord; or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered such that in lieu of or as a substitute in whole or in part for any Taxes now levied, assessed or imposed on real estate there shall be levied, assessed or imposed: (A) a tax on the rents received from such real estate; or (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof; or (C) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in Taxes. Tenant may not file or participate in any Tax appeals for any tax lot in the Project. Provided no Event of Default then is continuing, Tenant shall have the benefit of all early payment discounts offered by the applicable taxing authority regardless of whether the applicable Taxes are paid during the early payment discount period. Taxes, and Tenant’s liability for Tenant’s Project Share (as defined in Section 5(a) (vii)) of the same, shall be adjusted by Landlord, retroactively as applicable, to reflect any decrease in Taxes applicable to any year during the Term.

(vii)“Tenant’s Project Share” means the rentable square footage of the Premises divided by the rentable square footage of the Building on the date of calculation, which on the Execution Date is stipulated to be 22.9%.Tenant’s Project Share will change during the Term pro rata to the extent the rentable square footage of the Premises and/or the Building changes.

(viii)“Tenant’s Complex Share” means the rentable square footage of the Premises divided by the rentable square footage of the buildings within the Complex on the date of calculation sharing such Project Expense, all as determined in accordance with the BOMA Standard. Tenant’s Complex Share will change during the Term if the rentable square footage of the Premises and/or the Complex changes.

(b)Commencing on the first day after the end of the Base Year and continuing thereafter during the Term, Tenant shall pay to Landlord in advance on a monthly basis, payable pursuant to Section 5(d) below, Tenant’s Project Share of Project Expenses to the extent Project Expenses exceed Project Expenses for the Base Year, and Taxes to the extent Taxes exceed Taxes for the Base Year.

(c)Commencing on the first day after the end of the Base Year and continuing thereafter during the Term, Tenant shall pay to Landlord in advance on a monthly basis, payable pursuant to Section 5(d) below, Tenant’s Complex Share of Complex Expenses to the extent Complex Expenses for such year in the Term exceed Complex Expenses for the Base Year.

(d)For each calendar year (or portion thereof) for which Tenant has an obligation to pay any Operating Expenses or Complex Expenses, Landlord shall send to Tenant a statement of the monthly amount of projected Operating Expenses and/or Complex Expenses due from Tenant for such calendar year (“Estimated Operating Expenses”), and Tenant shall pay to Landlord such monthly amount of Estimated Operating Expenses as provided in Section 5(a), without further notice, demand, setoff, deduction, or counterclaim, except as set forth in this Lease. Using commercially reasonable efforts to deliver no later than June 30th of each calendar year, Landlord shall send to Tenant a reconciliation statement of the actual Operating Expenses for the prior calendar year (“Reconciliation Statement”). If the amount actually paid by Tenant as Estimated Operating Expenses exceeds the amount due per the Reconciliation Statement, Tenant shall receive a credit in an amount equal to the overpayment, which credit shall be applied towards next Rent due until fully credited. If the credit exceeds the aggregate future Rent owed by Tenant, and no Event of Default then is continuing, Landlord shall pay the excess amount to Tenant within 30 days after delivery of the Reconciliation Statement. If Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice setting forth the additional amount due, which amount shall be paid in full by Tenant within 30 days after receipt of such invoice.

(e)If, during the Term (including during the Base Year), less than 100% of the rentable area of the Building or Complex is or was occupied by tenants, Project Expenses and Project Utility Costs shall be deemed for such year to be an amount equal to the costs that would have been incurred had the occupancy of the Building been 100% throughout such year, as reasonably determined by Landlord and taking into account that certain expenses fluctuate with the Building’s occupancy level (e.g., Janitorial Expenses) and certain expenses do not so fluctuate (e.g., landscaping). In addition, if Landlord is not obligated or otherwise does not offer to furnish an item or a service to a particular tenant or portion of the Building (e.g., if a tenant separately contracts with an office cleaning firm to clean such tenant’s premises) and the cost of such item or service would be included in Project Expenses, and/or Project Utility Costs, Landlord shall equitably adjust the Project Expenses, or Project Utility Costs so the cost of the item or service is shared only by tenants programmed to receive such item or service. If, during the Term (including during the Base Year), the Project is not fully assessed for real estate tax purposes, then the Taxes for the applicable year shall be deemed to be an amount equal to the Taxes that would normally be expected to have been incurred had the Project been fully assessed during such period, subject to the same reconciliation process as set forth in Section 5(d) above. All payment calculations under this Section 5(e) shall be prorated for any partial calendar years during the Term and all calculations shall be based upon Project Expenses, Complex Expenses and Project Utility Costs as grossed-up in accordance with the terms of this Lease. Tenant’s obligations under this Section shall survive until June 30th after the end of the calendar year in which the Surrender Date occurs.

(f)If Landlord or any Landlord Affiliate has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT (but nonetheless constitute a Project Expense or Complex Expense, as the case may be), at Landlord’s direction, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”), each at no additional cost to Tenant. If Tenant is subject to a charge under this Lease for any such service, then at Landlord’s direction Tenant shall pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case: (a) Landlord shall credit such payment against any charge for such service made by Landlord to Tenant under this Lease; and (b) neither Landlord’s engagement of such service provider nor Tenant’s payment to such Service Provider, at Landlord’s direction, shall relieve Landlord from any obligation under this Lease concerning the provisions of such services.

(g)Provided no Event of Default is then continuing, Tenant shall have the right, at its sole cost and expense, to audit or have its appointed auditor audit Landlord’s records supporting a Reconciliation Statement; provided: (i) Tenant provides notice of its intent to audit such Reconciliation Statement within 3 months after receipt of the Reconciliation Statement; (ii) the audit is performed by Tenant or an independent auditor that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) any such audit may not occur more frequently than once during each 12-month period of the Term, nor apply to any year prior to the year of the then-current Reconciliation Statement being reviewed; (iv) the Base Year may be included in the audit only as regards the Reconciliation Statement pertaining to the 1st calendar year following the Base Year; (v) the audit is completed within 3 months after the date that Landlord makes all of the necessary and applicable records available to Tenant or Tenant’s auditor; (vi) the contents of Landlord’s records shall be kept confidential by Tenant, its auditor, and its other professional advisors, other than as required by applicable Law; (vii) if Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant’s auditor shall produce a reasonably detailed report addressed to both Landlord and Tenant, which report shall be delivered within 15 days after Tenant’s or Tenant’s auditor’s completion of the audit. During completion of Tenant’s audit, Tenant shall nonetheless timely pay all of Tenant’s Share of Operating Expenses without setoff or deduction, except as set forth in this Lease. If Tenant’s audit discloses that the actual Operating Expenses or Complex Expenses, as the case may be were less than those reported in the Reconciliation Statement, within 30 days after delivery of such audit to Landlord from Tenant or its appointed auditor, (x) Landlord shall pay the amount of such excess to Tenant or credit such amount against next Rent due, and if, within such thirty-day period of time, (A) such amount is not received by Tenant or (B) Tenant does not receive Landlord's written notice of such credit against next Rent due, then Tenant thereafter may setoff the amount of such excess against next Rent due, and if such discrepancy exceeds five percent (5%) of the applicable amount as reported in the Reconciliation Statement, Landlord promptly shall reimburse Tenant the actual, third-party, reasonable hourly costs of Tenant's audit, not to exceed the lesser of $10,000 and the amount in dispute.

6.UTILITIES.

(a)Commencing on the Commencement Date, and continuing throughout the Term, Tenant shall pay for utility services as follows without setoff, deduction, or counterclaim, except as set forth in this Lease: (i) Tenant shall pay directly to the applicable utility service provider for any utilities that are separately metered to the Premises; (ii) Tenant shall pay Landlord as Additional Rent for any utilities that are separately submetered to the Premises based upon Tenant’s actual submetered usage, as well as for any maintenance and replacement costs associated with such submeters; and (iii) Tenant shall pay Landlord, as Additional Rent, its proportionate share of actual consumption charges invoiced by any utilities for service to the Premises that are not separately metered or submetered, based upon its share of the area served by the applicable meter or submeter (a fraction, the numerator of which is 15,602 as of the Execution Date, being the area of the Premises, and the denominator of which being the rentable square feet of the other premises sharing such submetered space). Commencing on the Commencement Date, and continuing throughout the Term, Tenant shall pay for utility services as follows without setoff, deduction, or counterclaim, except as set forth in this Lease, Tenant shall pay Landlord, as Additional Rent, Tenant’s Project Share of all utilities serving the Common Areas of the Project, excluding the costs of utilities that are directly metered or submetered to Building tenants or paid separately by such tenants (“Project Utility Costs”). As of the Execution Date, to Landlord’s actual knowledge, but without prejudice to Landlord’s right to make modifications from time to time:

•	Electric for the Premises is paid per proportionate share per clause (iii) of Section 6(a).

•	Water/Sewer for the Premises is paid per proportionate share per clause (iii) of Section 6(a).

Notwithstanding anything to the contrary in this Lease, Landlord shall have the right to install meters, submeters, or other energy-reducing systems in the Premises at any time to measure any or all utilities serving the Premises, the costs of which (solely to the extent of savings) shall be included in Project Expenses; provided, the exercise of such right of entry is subject to the Landlord Right of Entry Conditions (as defined in Section 25(t)). For those utilities set forth in clauses (ii) and (iii) above, Landlord shall have the right to estimate the utility charge, which estimated amount shall be payable to Landlord within 20 days of receipt of an invoice therefor (together with reasonable supporting documentation) and may be included along with the invoice for Project Expenses, provided Landlord shall be required to reconcile on an annual basis based on utility invoices received for such period. If the amount actually paid by Tenant for the same exceeds the amount due per the annual reconciliation, Tenant shall receive a credit in an amount equal to the overpayment, which credit shall be applied towards next Rent due until fully credited. The cost of utilities payable by Tenant under this Section shall include all taxes assessed on such consumption and Landlord’s then-current charges for reading the applicable meters, provided Landlord shall have the right to engage a third party to read the submeters, and Tenant shall reimburse Landlord for both the utilities consumed as evidenced by the meters plus such costs for reading the meters within 20 days of receipt of an invoice therefor. Tenant shall pay the rates as invoiced by the third-party providers, without mark-up by Landlord. If Tenant fails to pay timely any direct-metered utility charges from the applicable utility provider, Landlord shall have the right but not the obligation to pay such charges on Tenant’s behalf and bill Tenant for such costs plus the Administrative Fee (as defined in Section 17), which amount shall be payable to Landlord as Additional Rent within 20 days of receipt of an invoice therefor (together with reasonable supporting documentation).

(b)For any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Landlord shall have the right to shut down the Building systems, including electricity and HVAC (as defined in Section 6(c)) systems, for required maintenance and safety inspections, and in cases of emergency. Landlord shall not be liable for any interruption in providing any utility that Landlord is obligated to provide under this Lease, unless such interruption or delay: (i) renders the Premises or any material portion thereof untenantable for Tenant’s normal course business operations at the Premises, and Tenant has ceased using such untenantable portion, (each, a “Premises Business Interruption”), provided Tenant shall first endeavor to use any generator that serves the Premises or of which Tenant has the beneficial use; (ii) results from the occurrence of a Landlord Default Event; and (iii) extends for a period longer than 7 consecutive days, in which case, Tenant’s obligation to pay Rent shall be abated with respect to the untenantable portion of the Premises that Tenant has ceased using for the period beginning on the 8th consecutive day after such conditions are met and ending on the earlier of: (A) the date Tenant recommences using the Premises or the applicable portion thereof for the normal course of business operations at the Premises; or (B) the date on which the applicable service(s) is/are restored. In each instance, however, Landlord shall exercise reasonable diligence to promptly eliminate the cause of interruption and to effect restoration of service, and shall give Tenant reasonable notice, when practicable, of the commencement and anticipated duration of such interruption. Except as set forth in Section 14 and Section 15 below, the remedies set forth in this Section 6(b) shall be Tenant’s sole remedies in the event of a Premises Business Interruption, and Tenant hereby waives any other rights against Landlord in connection therewith. Landlord shall have the right to change the utility providers to the Project at any time. In the event of a casualty or condemnation affecting the Building, Project and/or the Premises, the terms of Sections 14 and 15, respectively, shall control over the provisions of this Section.

(c)Landlord represents the use of the Premises for the Permitted Use (as defined in Section 8(a)) as improved by the Leasehold Improvements set forth in the Plans (as defined on Exhibit C), will not exceed the design specifications for the heating, ventilation, and air conditioning (“HVAC”) system serving the Premises. If Landlord reasonably determines that: (i) Tenant’s use of the Premises otherwise exceeds the design specifications for the HVAC system serving the Premises following the completion of the Leasehold Improvements, introduces into the Premises equipment that overloads such system, or causes such system to not adequately perform its proper functions; or (ii) the heavy concentration of personnel, motors, machines, or equipment used in the Premises, including telephone and computer equipment, or any other condition in the Premises caused by Tenant (for example, more than one shift per day or 24-hour use of the Premises), adversely affects the temperature or humidity otherwise maintained by such system, then Landlord shall notify Tenant in writing and Tenant shall have 10 days to remedy the situation to Landlord’s reasonable satisfaction. If Tenant fails to timely remedy the situation to Landlord’s reasonable satisfaction, Landlord shall have the right to install one or more supplemental air conditioning units in the Premises with the cost thereof, including the cost of installation, operation and maintenance, being payable by Tenant to Landlord within 30 days after Landlord’s written demand. Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system serving the Premises without Landlord’s express prior written consent. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord (including a system for Landlord’s engineer reasonably to estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air conditioning, ventilation, heat, electrical, or other systems or equipment (or adjustments or modifications to the existing Building systems and equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. All supplemental HVAC systems and equipment serving the Premises shall be separately metered to the Premises at Tenant’s cost, and Tenant shall be solely responsible for all electricity registered by, and the maintenance and replacement of, such meters. Landlord has no obligation to keep cool any of Tenant’s information technology equipment(“IT Equipment”) that is placed together in one room, on a rack, or in any similar manner, and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment other than any claim arising by reason of the occurrence of a Landlord Default Event. Landlord shall have the option to require that the computer room and/or information technology closet in the Premises shall be separately submetered at Tenant’s expense, and Tenant shall pay Landlord for all electricity registered in such submeter. Within 1 month after written request, Tenant shall provide to Landlord electrical load information reasonably requested by Landlord with respect to any computer room and/or information technology closet in the Premises.

7.LANDLORD SERVICES

(a)Landlord shall provide the following to the Premises: (i) HVAC service to the minimum specifications set forth on Exhibit L attached to and made a part of this Lease, in the respective seasons, during Business Hours (except that such HVAC service provided on Saturdays shall be requested as required by Tenant); (ii) electricity for lighting and standard office equipment in the same manner as provide in other Comparable Buildings (as defined in Section 7(c)); (iii) water, sewer, and, to the extent applicable to the Building, gas, oil, and steam service; (iv) cleaning services meeting the minimum specifications set forth on Exhibit D attached hereto; and (v) security guard service in the building located at 150 Radnor Chester Road between the hours of 7 a.m. and 5 p.m. weekdays and a roving security service for the Complex (including regular security details to the Building and Project) between the hours of 4 p.m. and midnight weekdays. Tenant, at Tenant’s expense, shall make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable, and any other utility service not provided by Landlord that Tenant desires at the Premises.

(b)Landlord shall not be obligated to furnish any services, supplies, or utilities other than as set forth in this Lease; provided, however, upon Tenant’s prior request sent in accordance with Section 25(p) below, Landlord may furnish additional services, supplies, or utilities, in which case Tenant shall pay to Landlord, immediately upon demand, Landlord’s then-current charge for such additional services, supplies, or utilities, or Tenant’s pro rata share thereof, if applicable, as reasonably determined by Landlord. Landlord’s current rate for HVAC service outside of Business Hours requested with at least 24 hours’ prior notice (or by noon for weekend service) is and shall be $75 per hour, per zone, for the Term, with a two-hour minimum if the service does not commence immediately following the end of a day’s Business Hours.

(c)Landlord shall operate and maintain the Project, at minimum to, and consistent with, its and its affiliates’ respective management and operations standards in effect for the three (3) years immediately prior to the Execution Date for (i) the Project and (ii) the Class A suburban office buildings in the Radnor, Pennsylvania market, known on the Execution Date as 555 E. Lancaster Avenue, 130 Radnor Chester Road and 150 Radnor Chester Road, and One, Two, Three and Four Radnor Corporate Center (collectively, the “Comparable Buildings”), including, without limitation, with respect to the Building lobby and facades, landscaping, outside seating areas, parking lot surfacing and striping, snow and ice removal, maintenance and repair of the roof, structural components of the Building and Building systems.

8.USE; SIGNS; PARKING; COMMON AREAS.

(a)Tenant shall use the Premises for general office and/or administrative use and storage incidental thereto, and for no other purpose (“Permitted Use”). Tenant’s use of the Premises for the Permitted Use shall be subject to all applicable Laws and to all reasonable requirements of the insurers of the Building. Tenant represents and warrants that Tenant’s NAICS Code is set forth in Section 1 hereof. Landlord represents the use of the Premises for the Permitted Use: (i) complies with all reasonable requirements of the insurers of the Building, (ii) shall not in and of itself be deemed to be a use that may render any increase in insurance premiums, and (iii) does not violate the applicable Rules and Regulations (as defined in Section 19).

(b)Landlord, at Landlord’s expense, shall provide Tenant (one-time, at Landlord’s expense and thereafter at Tenant’s expense) with Building-standard identification signage on all Building lobby directories and at the main entrance to the Premises. Tenant shall not place, erect, or maintain any signs at the Premises, the Building, or the Project that are visible at ground-level from outside of the Premises. Tenant shall have the non-exclusive right to cause Landlord, exercisable by the delivery of written notice from Tenant to Landlord, to install a panel sign (“Panel”) on the monument sign to be constructed at the Project (“Monument Sign”) at the location set forth on Exhibit J and substantially in the appearance as depicted on Exhibit F, subject to satisfaction of all of the following terms and conditions: (i) the size and location and Tenant’s specifications and design of the Panel shall be subject to Landlord’s prior written consent and shall be generally consistent with the then-current aesthetic standards of the Building and Exhibits F and J; (ii) Landlord shall install the Panel, at Landlord’s expense; (iii) Landlord shall maintain and repair the Monument Sign, the cost of which shall be included in Project Expenses; (iv) Landlord shall maintain and repair the Panel, at Tenant’s sole cost and expense; (v) if the Panel requires replacement, such replacement shall be at Tenant’s sole cost and expense; (vi) Tenant shall forfeit Tenant’s Panel on the Monument Sign if any Event of Default continues uncured for at least ninety (90) consecutive days after notice is given by Landlord to Tenant to that effect; (vii) Tenant shall forfeit Tenant’s Panel on the Monument Sign if, and only for such period of time as, (A) the rentable area of the Premises consensually is reduced by at least twenty percent (20%) and (B) no other lease or other use/occupancy agreement affecting less area of the Building than that of the reduced Premises grants such user the contractual right to an identifying panel on the Monument Sign; and (vii) upon the expiration of the Term or earlier termination of the Lease, Landlord shall remove and discard such Panel, at Tenant’s sole expense.

(c)Subject to the Rules and Regulations, at no additional consideration, Tenant shall have the nonexclusive right in common with others to use: (i) the paved driveways and walkways at the Project for vehicular and pedestrian access to the Building; (ii) Common Areas; and (iii) the parking facilities at the Project for parking standard-size automobiles of Tenant and its employees and business visitors, on a non-exclusive, unreserved basis, parking at a ratio of 3.2 per 1,000 square feet of rentable area of the Premises (rounded downward).In addition to the foregoing, Landlord shall provide to Tenant, during the Term (including any extension of the Term), so long is there is no Event of Default: (i) four (4) unreserved vehicular parking spaces in the parking garage located beneath the surface of the Building; and (ii) three (3) reserved vehicular parking spaces in the surface parking lot of the Project (adjacent to the Building) in the location marked on Exhibit J attached hereto, provided that Landlord shall have no obligation to monitor or patrol such exclusive parking spaces.

(d)Subject to the Landlord Right of Entry Conditions, Landlord shall have the right in its sole discretion to, from time to time, construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas; provided, (i) normal course vehicular and pedestrian access to the Project, Building and Premises shall not be disrupted, impaired, suspended or terminated, except for the duration of a Premises Emergency Event (as defined in Section 11(a) below), and (ii) the signage rights set forth in Section 8(b) above are not compromised, and (iii)the vehicular parking rights set forth in Section 8(c) above are not compromised, except for the duration of a Premises Emergency Event. Subject to the Landlord Right of Entry Conditions, Landlord, Landlord’s agents, contractors, and utility service providers shall have the right to install, use, and maintain ducts, pipes, wiring and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount.

(e)Subject to Landlord’s security measures and the occurrence of any Force Majeure Event (as defined in Section 25(g)): (i) Landlord shall provide Tenant with access to the Building and passenger elevator service for use in common with others for access to and from the Premises 24 hours per day, 7 days per week, except during emergencies where such access cannot be provided; and (ii) Landlord shall have the right to limit the number of elevators (if any) to be operated during repairs and during non-Business Hours, provided at least 1 elevator shall be operational at all times during non-Business Hours, except during emergencies where such elevator service cannot be provided. If applicable, Landlord shall provide Tenant with access to the freight elevator(s) of the Building from time to time following receipt of Tenant’s prior request, and Tenant shall pay Landlord’s then-current charge for use of such freight elevators). Landlord shall provide to Tenant as of the Commencement Date with 49 key access cards to the Building, at no cost to Tenant. Each additional card required by Tenant shall be provided at the lesser of (iii) $35 or (iv) Landlord’s then actual cost for such cards charged to other tenants of the Building.

9.TENANT’S ALTERATIONS. Except as otherwise set forth in this Lease, Tenant shall not cut or drill into or secure any fixture, apparatus or equipment or make other invasive alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises (other than hanging of artwork or as otherwise set forth in the next succeeding sentence) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. All Alterations shall be completed in compliance with all applicable Laws and Landlord’s guidelines concerning Alterations, which shall be substantially similar to the guidelines attached as Exhibit C-2, as the same may be reasonably updated from time to time to reflect reasonable practices in the industry (the “Alterations Guidelines”). Landlord’s consent shall not be required for any Alteration (regardless of the then applicable Alterations Guidelines) costing less than $100,000.00 and that: (i) is nonstructural; and (ii) does not affect any of the Building MEP systems, involve electrical or drywall work, require a building permit, or materially affect the air quality in the Building in an adverse, continuing way. Tenant shall be solely responsible for the installation and maintenance of its data, telecommunication, and security systems and wiring at the Premises, which shall be done in compliance with all applicable Laws and Landlord’s guidelines with respect to such installations. With respect to all Alterations made after the Execution Date, other than those made by Landlord (or authorized or permitted by Landlord) pursuant to this Lease, Tenant acknowledges that: (A) Tenant is not, under any circumstance, acting as the agent of Landlord; (B) Landlord did not cause or request such Alterations to be made; (C) Landlord has not ratified such work; and (D) Landlord did not authorize such Alterations within the meaning of applicable state statutes. Nothing in this Lease or in any consent to the making of Alterations shall be deemed or construed in any way as constituting a request by Landlord, express or implied, to any contractor, subcontractor, or supplier for the performance of any labor or the furnishing of any materials for the use or benefit of Landlord. The Leasehold Improvements are not Alterations for any purpose under this Lease, and shall be governed by Exhibit C to this Lease. Tenant shall not be required to remove any Alteration at the expiration of the Term or sooner termination as to which (I) the same is permitted to be constructed or installed without Landlord’s consent in accordance with this Section 9 or (II) if Landlord’s consent to such Alteration does not expressly require the same.

10.ASSIGNMENT AND SUBLETTING.

(a)As used in this Lease:

(i)“Tenant Affiliate” means a corporation, limited liability company, partnership, or other registered entity, 10% or more of whose equity interest is owned by the same persons or entities owning 10% or more of Tenant’s equity interests (or one or more entities owned by one or more such persons or entities), any subsidiary of Tenant, or a corporate parent of Tenant.

(ii)“Permitted Tenant Successor” means (A) any Permitted Transferee and/or (B) the Transferee of any Transfer requiring Landlord’s prior consent in accordance with Section 10 as to which such Landlord’s consent is obtained.

(iii)“Permitted Transferee” means (A) the surviving Transferee of any Tenant Capital Transaction and/or (B) any Transferee that is a Tenant Affiliate.

(iv)“Tenant Capital Transaction” means (A) any merger, consolidation, or sale of all or substantially all assets of Tenant, and/or (B) any direct or indirect transfer of majority ownership control of Tenant.

(v)“Transfer” means (A) the sale, assignment, transfer, hypothecation, mortgage, encumbering, subleasing, or other disposition of all or any of Tenant’s interest in this Lease or the Premises, whether voluntarily or by operation of law, (B) any Tenant Capital Transaction; provided, for so long as the shares of Tenant are publicly-traded, and for avoidance of doubt, Landlord and Tenant confirm that the transfer of any or all of the publicly traded shares of Tenant or in any of its present or future Tenant Affiliates is not a Transfer for any purpose concerning this Lease.

(vi)“Transferee” means the counterparty to any Transfer.

(b)Except as expressly permitted pursuant to Section 10(d) concerning (i) Transfers to Tenant Affiliates and (ii) any Tenant Capital Transaction, neither Tenant nor Tenant’s legal representatives or successors-in-interest by operation of law (whether a Permitted Tenant Successor or otherwise), shall complete any Transfer without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Transfer requiring Landlord’s consent under this Lease and executed without Landlord’s prior written consent shall constitute an Event of Default and shall, at Landlord’s option, be void and/or terminate this Lease. Consent by Landlord to any one Transfer requiring its consent in accordance with this Section 10 shall be held to apply only to the specific Transfer authorized, and shall not be construed as a waiver of the duty of Tenant, or Tenant’s legal representatives or assigns, to obtain from Landlord consent to any other or subsequent Transfers pursuant to the foregoing, or as modifying or limiting the rights of Landlord under the foregoing covenant by Tenant.

(c)It shall not be unreasonable for Landlord to withhold its consent to a proposed Transfer requiring its prior consent if: (i) the proposed Transferee shall have a net worth that is less than that of Tenant as of the Execution Date; (ii) the proposed Transferee then is an existing tenant of one of the Comparable Buildings (but only with respect to such Comparable Buildings that then are owned by Landlord or any Landlord Affiliate); (iii) the proposed Transferee is a prospective tenant then negotiating with Landlord for space in one or more of the Comparable Building (but only with respect to such Comparable Buildings that then are owned by Landlord or any Landlord Affiliate) whose requirement with respect to rentable square feet and commencement of term can be completely satisfied by the inventory of space in the Comparable Buildings then available for direct lease (but only with respect to such Comparable Buildings then owned by Landlord or an affiliate of Landlord); (iv) the proposed Transfer would cause any of Landlord’s existing parking facilities to be in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements; or (v) the Transferee then presently intends to use the Premises for a use other than the Permitted Use or such Transferees’ use would violate the terms of any exclusivity provision of any other tenant’s lease. As of the date hereof, Landlord represents that Landlord has not granted an exclusive use to any tenant of the Building. Within 15 business days of receipt of Tenant’s written request, Landlord shall provide a list of any then applicable exclusivity clauses implicated by this Section.

(d)Tenant shall have the right without the prior consent of Landlord, but after at least 10 days’ prior written notice to Landlord, to complete (i) one or more Transfers to any Tenant Affiliate and/or (ii) one or more Tenant Capital Transactions; provided, (i) Tenant delivers to Landlord the Transfer Information (as defined below); (ii) the Permitted Transferee shall have a tangible net worth at least equal to the net worth of Tenant on the Execution Date;

and (iii) the originally named Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer; (iv) the Permitted Use of the Premises shall not change.

(e)If at any time during the Term Tenant desires to complete a Transfer other than to a Permitted Transferee, Tenant shall give written notice to Landlord of such desire together with the Transfer Information (a “Transfer Notice”). If Tenant desires to assign this Lease or to sublease the entire Premises other than pursuant to Section 10(d), Landlord shall have the right to accelerate the Expiration Date so that the Expiration Date shall be the date on which the proposed assignment or sublease would be effective; or (ii) Tenant desires to sublease less than the entire Premises other than to any Tenant Affiliate, Landlord shall have the right to accelerate the Expiration Date with respect to the portion of the Premises that Tenant proposes to sublease (and in each case, a pro rata portion of Tenant’s parking rights shall also expire on such accelerated Expiration Date). If Landlord elects to accelerate the Expiration Date pursuant to this paragraph, Tenant shall have the right to rescind its request for Landlord’s consent to the proposed Transfer by giving written notice of such rescission to Landlord within 10 days after Tenant’s receipt of Landlord’s acceleration election notice. If Tenant does not so rescind its request, Tenant shall deliver the Premises or the applicable portion thereof to Landlord in the same condition as Tenant is, by the terms of this Lease, required to deliver the Premises to Landlord upon the Expiration Date; and (B) Fixed Rent and Tenant’s Share shall be reduced on a per rentable square foot basis for the area of the Premises that Tenant no longer leases. If Landlord elects to accelerate the Expiration Date for less than the entire Premises, the cost of erecting any demising walls, entrances, and entrance corridors, and any other improvements required in connection therewith shall be performed by Landlord, with the cost thereof being divided evenly between Landlord and Tenant, and shall be executed by Landlord subject to the Landlord Right of Entry Conditions.

(f)As used in this Lease, “Transfer Information” means the following information concerning a Transfer: (i) a copy of the fully executed assignment and assumption agreement, or sublease agreement, as applicable (with respect to a Transfer to Permitted Transferee, such agreement to be delivered to Landlord within 10 business days after the transaction closes and with respect to all other Transfers, such agreement shall be provided in draft form and shall not be executed until Landlord’s consent has been given); (ii) a copy of the then-current financials of the Transferee (either audited or certified by the chief financial officer of the Transferee); and (iii) a copy of the formation certificate and good standing certificate of the Transferee.

(g)Concerning any Transfer other than to a Permitted Transferee, any sums or other economic consideration received by Tenant as a result of any Transfer (except rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee, and other reasonable expenses incident to the Transfer, including standard leasing commissions and excluding in all cases, economic consideration attributable to elements of the Transfer unrelated to the Lease) denominated as rentals under the sublease or as consideration for the assignment of this Lease that exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease shall be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent without affecting or reducing any other obligation of Tenant hereunder.

(h)Regardless of Landlord’s consent to a proposed Transfer, no Transfer shall release Tenant from Tenant’s obligations or alter Tenant’s primary liability to fully and timely pay all Rent due from time to time under this Lease and to fully and timely perform all of Tenant’s other obligations under this Lease, and the originally named Tenant and all assignees shall be jointly and severally liable for all Tenant obligations under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. If there is a Transferee Event of Default, Landlord may proceed directly against the originally named Tenant without the necessity of exhausting remedies against such Transferee. If there has been a Transfer and an Event of Default occurs, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Section, an acceptance of such Transferee as tenant hereunder or a release of Tenant from further performance of the covenants herein contained.

11.REPAIRS AND MAINTENANCE.

(a)Except with respect to Landlord Repairs (as defined below), Tenant, at Tenant’s expense, shall keep and maintain the interior of the Premises in good order and condition including promptly making all repairs necessary to keep and maintain such in good order and condition, subject to reasonable wear and tear and damage by casualty or condemnation. When used in this Lease, “repairs” shall include repairs and any reasonably necessary replacements. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or advising Landlord of Tenant’s desire to have Landlord make such repairs, in which case Tenant shall pay to Landlord for such repairs at Landlord’s then-standard rate. To the extent that Tenant requests that Landlord make any other repairs that are Tenant’s obligation to make under this Lease, Landlord may elect to make such repairs on Tenant’s behalf, at Tenant’s expense, and Tenant shall pay to Landlord such expense along with the Administrative Fee. If an Event of Default is then continuing, Landlord may elect to require that Tenant prepay the amount of such repair. All repairs made by Landlord or Tenant shall utilize materials and equipment that are at least equal in quality, number, and usefulness to those originally used in constructing the Building and the Premises or the Leasehold Improvements, as the case may be. If either Tenant or Landlord (at Tenant’s request) installs and/or operates HVAC equipment (“Tenant’s Supplemental HVAC”) and/or any Alteration, Tenant, at Tenant’s expense, shall maintain Tenant’s Supplemental HVAC and/or Alteration in a clean and safe manner and in proper operating condition throughout the Term under a service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord, including inspection and maintenance on at least a semiannual basis, and provide Landlord with a copy thereof. Within 5 business days after Landlord’s request, Tenant shall provide Landlord with evidence that such contract is in place. All repairs to the Building and/or the Project made necessary by reason of the installation, maintenance and operation of Tenant’s Supplemental HVAC and Alterations shall be Tenant’s expense. Upon the occurrence of a Force Majeure Event or other emergency, such as a burst waterline, that threatens imminent material harm to the Premises (each, "Premises Emergency Event"), Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord shall provide notice to Tenant as soon as practicable thereafter, and Landlord shall take commercially reasonable steps to minimize the costs incurred. Subject to obtaining Landlord’s prior consent to the specific area in which Tenant requires access, Tenant shall be permitted reasonable access to portions of the Building adjacent to the Premises as required in order to perform Tenant’s obligations under this Lease; provided, however, (i) Tenant shall make commercially reasonable efforts to assure such access shall be during non-Business Hours, (ii) Landlord shall be permitted to have in attendance a representative, and (iii) Tenant shall be responsible for all costs in connection therewith.

(b)Landlord, at Landlord’s expense (except to the extent such expenses are includable in Project Expenses), shall make all repairs and replacements to the Building so as to satisfy its obligations under this Lease, including repairs to and/or replacements of the following: (i) the footings and foundations and the structural elements of the Building; (ii) the roof of the Building; (iii) the HVAC (excluding Tenant’s Supplemental HVAC), plumbing, elevators (if any), electric, fire protection and fire alert systems within the Building core from the core to the point of connection for service to the Premises; (iv) the Building exterior; and (v) the Common Areas and (vi) such other repairs and or replacements as required by this Lease (collectively, “Landlord Repairs”). Any provision of this Lease to the contrary notwithstanding, any repairs to the Project or any portion thereof to the extent arising from the negligent or willful act or omission of Tenant or any employee, agent, subtenant or contractor of Tenant shall be made at Tenant’s expense, subject to the waivers set forth in Section 12(c).

(c)Tenant shall use commercially reasonable efforts to conduct its normal course business operations in the Building and within the Premises so as to minimize to the extent reasonably feasible, consistent with its then normal course business operations: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building. Landlord shall use commercially reasonable efforts to operate and maintain the Common Areas of the Building to: (1) minimize to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building; and (2) permit the Building to maintain its LEED rating and an Energy Star label, to the extent applicable, the costs of which shall be included in Project Expenses (except to the extent otherwise not permitted).

12.INSURANCE; SUBROGATION RIGHTS.

(a)Tenant, at Tenant’s expense, shall obtain and keep in force at all times as of the Commencement Date (or Tenant’s earlier accessing of the Premises) a combination of commercial general liability insurance and umbrella/excess liability insurance, including contractual liability and personal injury liability, with a limit of $3,000,000 per occurrence and $3,000,000 general aggregate on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may require up to a limit of $5,000,000, consistent with its then-current requirements of tenants comparable to Tenant at the Comparable Buildings, and, in no event, shall such change occur more frequently than once in any sixty (60) month period during the Term. Tenant shall, at its sole cost and expense, maintain in full force and effect a policy of “special form” property insurance on Tenant’s Property (as hereinafter defined) for full replacement value and with coinsurance waived. “Tenant’s Property” means Tenant’s trade fixtures, inventory, equipment, other tangible personal property, and Specialty Alterations (as defined in Section 18(b)). Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to Tenant’s Property, regardless of the cause of the loss or damage. Tenant shall require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. No liability insurance required hereunder shall be subject to cancellation or modification without at least 10 days’ prior notice to all insureds, and shall name Tenant as insured, and Landlord and Landlord’s property manager, and Brandywine Realty Trust as additional insureds, and, if requested in writing by Landlord, shall also name as an additional insured any institutional holder of any mortgage that is a lien upon any part of the Premises. Prior to the Commencement Date, Tenant shall provide Landlord with certificates that evidence that all insurance coverages required under this Lease are in place for the policy periods. Tenant shall also endeavor to furnish to Landlord and/or Landlord’s designated agent throughout the Term replacement certificates at least 10 days prior to the expiration dates of the then-current policy or policies or, upon request by Landlord and/or its agent from time to time, sufficient information to evidence that the insurance required under this Section is in full force and effect. All insurance required under this Lease shall be issued by an insurance company that is authorized to do business in the State and has a financial rating of at least an A-VII as rated in the most recent edition of Best’s Insurance Reports. The limits of any such required insurance shall not in any way limit Tenant’s liability under this Lease or otherwise. If Tenant fails to maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense, which expense shall be reimbursed by Tenant as Additional Rent within 10 days after written demand. Any deductible under such insurance policy in excess of $25,000 shall be approved by Landlord in writing prior to the issuance of such policy, and Tenant shall not self-insure without Landlord’s prior written consent, each such consent or approval not to be unreasonably withheld, conditioned or delayed.

(b)Landlord shall obtain and maintain the minimum insurance at all times during the Term (collectively, the “Project Insurance”) covering such risks, in such policy limits, with insurers of such insurance rating listed in Best Insurance Reports, and with commercially reasonable deductibles, which insurance now existing is described on Exhibit K attached to and made a part of this Lease (collectively, the “Project Insurance”), which Project Insurance shall include, without limitation: (i) replacement cost insurance including “special form” property insurance on the Building, including without limitation leasehold improvements (exclusive of Tenant’s Property); (ii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Project in amounts reasonably required by Landlord or any Superior Instrument Holder (as defined in Section 16), but in no event less than $3,000,000 per occurrence and $3,000,000 general aggregate on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property; and (iii) such other insurance as reasonably required by Landlord or any Superior Instrument Holder.

(c)Each party to this Lease hereby waives any and every claim which may arise in its favor and against the other party hereto during the Term for any and all loss of, or damage to, any of its tangible property located within or upon or constituting a part of the Project. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Project or any portion thereof and personal property, fixtures, and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery pursuant to the terms of this paragraph. Both Landlord and Tenant agree promptly to give each insurance company which has issued to it policies of property insurance written notice of the terms of such mutual waivers and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of such waivers, and shall furnish to the other party written evidence of such foregoing endorsements or that such endorsement is not required.

13.INDEMNIFICATION.

(a)Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord, Landlord’s property manager, and Brandywine Realty Trust and each of Landlord’s directors, officers, members, partners, trustees, employees, and agents (collectively, the “Landlord Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising from: (i) Tenant’s breach of a non-monetary obligation of this Lease; (ii) any negligence or willful act of any Tenant Indemnitees (as defined below), or any of Tenant’s invitees, subtenants, or contractors; and (iii) any acts or omissions of Tenant, Tenant’s invitees, subtenants or contractors or Tenant Indemnitees occurring at, or the condition, use or operation of, the Premises, except to the extent arising from the occurrence of a Landlord Default Event and/or the negligence or willful misconduct of any of Landlord Indemnitees. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b)Subject to Section 12(c), Landlord shall defend, indemnify, and hold harmless Tenant and each of Tenant’s directors, officers, members, partners, trustees, employees, and agents (collectively, the “Tenant Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising from: (i) Landlord’s breach of a non-monetary obligation of this Lease; and (ii) any negligence or willful misconduct of any of Landlord Indemnitees. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c)Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The provisions of this Section shall survive the Surrender Date (as defined in Section 18(a)).

14.CASUALTY DAMAGE. If there occurs any casualty to the Project (other than to the Premises) and: (i) insurance proceeds and deductibles are unavailable to Landlord or are insufficient to restore the Project to substantially its pre-casualty condition (assuming Landlord has or will diligently file and prosecute all claims therefor); or (ii) more than 30% of the total rentable area of the Building is damaged, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to Tenant within 60 days after such casualty. Such notice shall specify a termination date not fewer than 30 nor more than 90 days after such notice is given to Tenant. If there occurs any casualty to the Premises and (i) in Tenant's and Landlord's reasonable judgment, the repair and restoration work would require more than 210 consecutive days (or 180 days with respect to a Premises Business Interruption) (subject in both cases to delay occasioned by the occurrence of a Force Majeure Event) to complete after the casualty (assuming normal work crews not engaged in overtime), (ii) the casualty occurs during the last 12 months of the Term, (iii) such casualty damage prevents or materially impairs normal business course vehicular or pedestrian access to the Project, Building and/or Premises or vehicular parking at the Project consistent with the requirements of this Lease, and/or (iv) prevents or materially impairs use of the Premises as the Permitted Use for Tenant’s normal course business operations, Tenant and Landlord shall each have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other party within 60 days after the date of such casualty. Such notice shall not specify a termination date fewer than 30 or more than 90 days after such notice is given to the other party, but in no event shall the termination date be after the last day of the Term. If the casualty is finally determined to have been caused solely by the act or omission of Tenant or any of Tenant’s agents, employees, invitees, assignees, subtenants, licensees or contractors, Tenant shall be obligated to pay the deductible on the Project Insurance claim therefor. If there occurs any casualty to the Premises and neither party terminates this Lease, then notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated during the period (if any) during which Tenant is not reasonably able to use the Premises or an applicable portion thereof as a result of such casualty. Tenant shall have no other contractual right to terminate this Lease as a result of any damage or destruction of the Premises, except as expressly provided in this Section.

15.CONDEMNATION. If a taking renders the Building or Premises reasonably unsuitable for the Permitted Use or such taking prevents normal business course vehicular or pedestrian access to the Project, Building and/or Premises or vehicular parking at the Project consistent with the requirements of this Lease, this Lease shall, at either party’s option, terminate as of the date title to condemned real estate vests in the condemnor, the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to such date, all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability for any unaccrued obligations hereunder. If this Lease is not terminated after a condemnation, then notwithstanding anything to the contrary in this Lease, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises that has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemnor for the unamortized cost of the Leasehold Improvements, Alterations and Specialty Alterations (in excess of the Tenant Improvement Allowance), moving expenses, business dislocation damages and any award, all to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.

16.SUBORDINATION; ESTOPPEL CERTIFICATE.

(a)Provided that Tenant’s right of possession of the Premises shall not be disturbed by the mortgagee or ground lessor of the Project (a “Superior Instrument Holder”) so long as there is no Event of Default under the Lease, this Lease shall be subordinate to the lien of any ground lease or mortgages now or hereafter recorded against record title to the Project or any portion thereof (each, a “Superior Instrument”). Tenant shall execute and deliver to Landlord within 10 days after written demand such further instrument evidencing such subordination and agreement to attorn as shall be reasonably required by any Superior Interest Holder, confirming, among other things, that the party holding the Superior Instrument to which this Lease is subordinate shall (i) confirm Tenant’s setoff rights set forth in this Lease and (ii) recognize and preserve this Lease in the event of any foreclosure sale or possessory action (“SNDA”).If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant, at Landlord’s request, shall give to the any Superior Instrument Holder whose name and address Tenant has been given written notice, notice by overnight mail of any such default that Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy because of any default by Landlord without having given such notice to the Superior Interest Holder as aforesaid and, if Landlord fails to cure such default, the Superior Interest Holder shall have the right to cure such default within 45 days after Superior Interest Holder’s receipt of such default notice from Tenant or by such earlier date as set forth in the SNDA. Notwithstanding the foregoing, any Superior Interest Holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and in that event the Superior Interest Holder shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage.

(b)Upon a Superior Instrument being recorded against the Project, Landlord shall, at no cost to Landlord, request for Tenant’s benefit a SNDA on then customary, commercially reasonable form of such Superior Instrument Holder.

(c)Each party shall at any time and from time to time, within 10 days after the other party’s written request (but no more frequently than twice during any twelve-month period of time from and after the Execution Date), execute and deliver to the other party a written instrument in non-recordable form certifying all reasonably requested factual information pertaining to this Lease.

17.DEFAULT AND REMEDIES.

(a)An “Event of Default” means the occurrence of any of the following: (i) Tenant fails to pay any Rent when due and such failure continues for more than 5 business days after Landlord has given Tenant written notice of such failure; provided, however, in no event shall Landlord have any obligation to give Tenant more than 2 such notices in any 12-month period concerning any failure of Tenant to pay any recurring payment of Rent, after which there shall be an Event of Default if Tenant fails to pay such Rent when due, regardless of Tenant’s receipt of notice of such non-payment; (ii) Tenant fails to bond over a mechanic’s or materialmen’s lien within 10 business days after Landlord’s demand; (iii) any Transfer occurs that violates this Lease (regardless of whether the same might be void under this Lease); (iv) [INTENTIONALLY LEFT BLANK]; (v) Tenant fails to deliver any Landlord-requested executed version, fully negotiated, estoppel certificate or SNDA within 5 business days after receipt of notice that such document was not received within the time period required under this Lease; (vi) [INTENTIONALLY LEFT BLANK]; or (vii) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or the expiration of such additional time period as is reasonably necessary to cure such failure (not to exceed 60 days), provided Tenant promptly commences and thereafter proceeds with all due diligence and in good faith to cure such failure.

(b)Upon the occurrence of an Event of Default, Landlord shall have the right, at Landlord’s option, to elect to do any one or more of the following:

(i)Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord and Tenant shall pay Landlord upon demand for all losses and damages that Landlord suffers or incurs by reason of such termination, including damages in an amount equal to the total of: (A) the costs of repossessing the Premises and all other out-of-pocket expenses actually and reasonably incurred by Landlord to enforce this Lease (collectively, “Enforcement Costs”), plus the Administrative Fee; (B) the unpaid Rent earned as of the date of termination; (C) all Rent for the period that would otherwise have constituted the remainder of the Term, discounted to present value at a rate of 5% per annum; and (D) all other sums of money and damages owing by Tenant to Landlord;

(ii)Landlord shall have the right to enter upon and take possession of the Premises without terminating this Lease (but terminating Tenant’s right of possession, if Landlord so elects) and without being liable to prosecution or any claim for damages therefor and to relet the Premises on such terms as Landlord deems advisable, in which event Tenant shall pay to Landlord on demand Landlord’s Enforcement Costs to repossess the Premises, plus the Administrative Fee and any deficiency between the Rent payable hereunder and the rent paid under such reletting; provided, however, (A) Tenant shall not be entitled to any excess payments received by Landlord from such reletting, and (B) subject to Section 17(k) below, Landlord’s failure to relet the Premises shall not release or affect Tenant’s liability for Rent or for damages;

(iii)Landlord shall have the right to enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor (except those arising the occurrence of a Landlord Default Event) and maintain the Premises and repair or replace any damage thereto caused by Tenant or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any Enforcement Costs incurred to thus effect Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto(except those arising the occurrence of a Landlord Default Event); and/or

(iv)Landlord shall have the right to cure any default on behalf of Tenant and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including attorneys’ fees and other legal expenses, plus the Administrative Fee. “Administrative Fee” means 10% of the Enforcement Costs incurred by Landlord to enforce such Event of Default.

(c)Upon the occurrence of an Event of Default, Tenant shall be liable to Landlord for: (i) all Fixed Rent and Additional Rent accrued and unpaid; (ii) all Enforcement Costs incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property, and otherwise to enforce the Event of Default; (iii) the actual and reasonable out-of-pocket costs and expenses incurred by Landlord to restore the Premises to the condition in which the same were to have been surrendered by Tenant as of the Expiration Date; (iv) the costs of reletting commissions; and (v) the unamortized portion (on a straightline basis with interest at 7% per annum) of brokerage commissions paid to Broker by Landlord, and tenant concessions including free rent given by Landlord, in connection with this Lease. Upon the occurrence of an Event of Default during the Abatement Period, the Abatement Period shall immediately become void, and the monthly Fixed Rent due for the Abatement Period shall equal the amount of Fixed Rent due immediately following the Fixed Rent Start Date.

(d)Any amount payable by Tenant under this Lease that is not paid when due and unpaid as of the expiration of any applicable grace or cure period set forth in this Lease shall bear interest at the rate of .583% per month until paid by Tenant to Landlord.

(e)Neither any delay or forbearance by Landlord or Tenant in exercising any right or remedy hereunder nor Landlord’s or Tenant’s undertaking or performing any act that the other party is not expressly required to undertake under this Lease shall be construed to be a waiver of such party’s rights or to represent any agreement by either party to thereafter undertake or perform such act. Either party’s waiver of any breach by the other party of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by such party) or either party’s failure to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of such party’s right to have any such covenant or condition duly performed or observed by the other party, or of either party’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of such party in respect of such breach or any subsequent breach.

(f)The rights granted to Landlord in this Section shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default.

(g)No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(h)Tenant further waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that 5 business days’ notice shall be sufficient in any case where a longer period may be statutorily specified.

(i)In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

(1)WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY EXPIRATION OF THE TERM OR OCCURRENCE OF AN EVENT OF DEFAULT, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT EVENT OF DEFAULT, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES.

(2)In any such action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence of Landlord’s position, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

________ (TENANT’S INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS

RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS OF THIS SECTION 17(i) REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING BY JUDICIAL PROCESS A MONEY JUDGMENT FOR PAST DUE AND ACCELERATED AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT ANY SUCH JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

(j)Provided no Event of Default is continuing at the time of Tenant’s request and at the time of the execution of such agreement, Landlord agrees promptly to execute and deliver to Tenant, from time to time after receipt of Tenant’s written request therefor, an agreement subordinating Landlord's statutory lien on Tenant’s personal property, furniture, fixtures, equipment and other assets (excluding, however, the Leasehold Improvements), on Landlord’s customary form, with such modifications that are reasonably acceptable to Landlord, Tenant and Tenant’s lender(s). Landlord shall be entitled to a $1,500 fee in connection with Landlord’s preparation of such landlord subordination agreement, which shall be earned and payable upon the execution of any such document by Landlord, Tenant, and the applicable secured party.

(k)Landlord shall use commercially reasonable efforts to relet and generate rent from releasing of the Premises following Tenant's vacation of the Premises and removal of such Specialty Alterations (as defined in Section 18(b))as to which Landlord’s consent to same required removal at the expiration of the Term or sooner termination of this Lease; provided, however, that Landlord shall be under no duty to relet the Premises prior to leasing other office space in the Building of the same size as the Premises that then is being actively marketed by Landlord for direct lease. In the event Landlord shall, after an Event of Default, recover the accelerated payment and any and all amounts provided for herein which are already due and payable or in arrears from Tenant and it shall be determined at the expiration of the Term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of any reletting plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of said Term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

(l)Except in case of an Imminent Threat (as hereinafter defined), should Landlord’s failure or refusal to make any repairs to the Premises required to be made by Landlord under the Lease within fifteen (15) days after receipt of written notice from Tenant (provided that Landlord shall have such additional time as may be reasonably necessary (up to 45 days, in the aggregate) to make such repair, provided that Landlord commences to cure such default within such fifteen-day period and actively and diligently in good faith prosecutes such cure to completion), then Tenant may deliver written notice thereof to Landlord (“Reminder Notice”). The Reminder Notice shall specify that Tenant may exercise the rights granted under this Section 17(l) if Landlord fails to cure or commence to cure the specified items within ten (10) days of receipt of the Reminder Notice. If Landlord’s failure or refusal to make any required repairs to the Premises is reasonably likely to result in an imminent material threat of injury to persons or damage to Tenant’s property at the Premises (an “Imminent Threat”), Tenant shall deliver to Landlord written notice to that effect, which shall also specify that Tenant may exercise the rights granted under this Section 17(l) if Landlord immediately fails to cure the specified items (an “Imminent Threat Notice”). If (a) Landlord fails to take or commence to take (and diligently pursue to completion) the required action within the applicable period of time set forth above following its receipt of a Reminder Notice or Imminent Threat Notice, as the case may be, and (b) Tenant in good faith believes that it can perform such obligations, then Tenant may, subject to the terms of this Section 17(l), make such repairs, Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses (collectively, “Third-Party Costs”) in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses with sufficient backup documentation. All repairs made by Tenant pursuant to this Section 17(l) shall (i) be in accordance with all Laws; (ii) use only such contractors as are duly licensed in the State and who perform such work in comparable buildings in the normal course of their business; (iii) upon commencing such work, complete the same within a reasonable period of time; and (iv) effect such work in a good and workmanlike manner. Prior to commencing any such work, Tenant shall cause its contractors and subcontractors to provide certificates evidencing adequate insurance coverage naming Landlord and any other associated or affiliated entity as additional insureds. If Tenant complies with all of the terms and conditions of this Section 17(l)and Landlord fails to reimburse Tenant within the time frame set forth above, Tenant may credit or setoff such Third-Party Costs against the next installment of Rent until such Third-Party Costs are recouped by Tenant.

(m)Except as set forth in Section 17(b) above and Section 18(a) below, Landlord and Tenant shall not be liable for any consequential or indirect damages arising from a default of this Lease.

18.SURRENDER; HOLDOVER.

(a)On (i) the Expiration Date or (ii) such other date on which Tenant’s right to possess the Premises terminates in accordance with this Lease (the earlier of such two dates being defined in this Lease as the “Surrender Date”), Tenant shall vacate and surrender the Premises to Landlord in good order and condition, vacant, broom clean, and in conformity with the applicable provisions of this Lease, including without limitation Sections 9 and 11. Tenant shall have no right to hold over beyond the Surrender Date, and if Tenant does not vacate as required such failure shall be deemed an Event of Default and Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the Surrender Date, Tenant shall continue to be liable for Additional Rent and the amount of Fixed Rent owed by Tenant to Landlord shall, for the first month of such holdover, be 150% of the Fixed Rent that would otherwise be due under this Lease and thereafter, shall be 200% of the Fixed Rent that would otherwise be due under this Lease, without prorating for any partial month of holdover, and except that any provisions in this Lease that limit the amount or defer the payment of Additional Rent shall be null and void. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the Surrender Date shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against the Enforcement Costs incurred by Landlord as a result of such holdover following the Surrender Date. The provisions of this Section shall not constitute a waiver by Landlord of any right of reentry as set forth in this Lease; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No option to extend this Lease shall have been deemed to have occurred by Tenant’s holdover following the Surrender Date, and any and all options to extend this Lease or expand the Premises shall be deemed terminated and of no further effect as of the first date that Tenant holds over following the Surrender Date. In addition, if Tenant fails to vacate and surrender the Premises as of the Surrender Date as herein required, Tenant shall indemnify, defend and hold harmless Landlord from all costs, losses, expenses or liabilities incurred as a result of such failure to vacate and surrender the Premises to Landlord as of the Surrender Date, including without limitation, claims made by the next succeeding tenant of the Premises and/or its real estate brokers and reasonable attorneys’ fees. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the Surrender Date, and this Section 18(a), shall survive the Surrender Date. In no way shall the remedies to Landlord set forth above in this Section 18(a) be construed to constitute liquidated damages for Landlord’s losses resulting from Tenant’s holdover.

(b)On or prior to the Surrender Date, Tenant, at Tenant’s expense, shall remove from the Premises Tenant’s Property and all telephone, security, and communication equipment system wiring and cabling, restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal or replace the damaged component of the Premises and/or the Building if such component cannot be restored as aforesaid as at the expiration of the Term or the sooner termination of this Lease. Tenant shall not be required to remove any of the Leasehold Improvements set forth in the Final Plan. Tenant shall not be required to remove a Specialty Alteration if at the time Tenant requests Landlord’s consent to such Specialty Alteration, Tenant provides Landlord with written notification that Tenant desires to not be required to remove such Specialty Alteration and Landlord consents in writing to Tenant’s non-removal request. “Specialty Alteration” means an Alteration that: (i) Landlord required to be removed in connection with Landlord’s consent to making such Alteration; or (ii) are not normal and customary leasehold improvements typically found in comparable office space in Comparable Buildings, such as kitchens (other than a pantry installed for the use of Tenant’s employees only), executive restrooms, computer room installations, supplemental HVAC equipment and components, safes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, non-Building standard life safety systems, security systems, specialty door locksets (such as cipher locks) or lighting, and any demising improvements done by or on behalf of Tenant after the Commencement Date. If Tenant fails to remove any of Tenant’s Property, wiring, or cabling as required herein, the same shall be deemed abandoned and Landlord, at Tenant’s expense, may remove and dispose of same and repair and restore any damage caused thereby, or, at Landlord’s election, such Tenant’s Property, wiring, and cabling shall become Landlord’s property. Tenant shall not remove any Alteration (other than Specialty Alterations) from the Premises without the prior written consent of Landlord.

19.RULES AND REGULATIONS. Tenant covenants that Tenant and its employees, agents, invitees, subtenants, and licensees shall comply with the rules and regulations set forth on Exhibit E attached hereto (the “Rules and Regulations”), subject to the limiter set forth as clause (iii) of the last sentence of Section 8(a) above. Landlord shall have the right to rescind any of the Rules and Regulations and to make such other and further written rules and regulations as in the reasonable judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees; provided, (a) at least 60 days’ prior written notice is given to Tenant of the same; and (b) such changes do not conflict with, or compromise, any of Tenant’s rights under this Lease or increase Tenant’s obligations under this Lease. In the event of an inconsistency between the text of the Rules and Regulations and the text of this Lease, the text of this Lease shall control. Landlord shall make commercially reasonable efforts to uniformly enforce the Rules and Regulations concerning all users of the Project.

20.GOVERNMENTAL REGULATIONS.

(a)Tenant shall not use, generate, manufacture, refine, transport, treat, store, handle, dispose, bring, or otherwise cause to be brought or permit any of its agents, employees, subtenants, contractors, or invitees to bring, in, on, or about any part of the Project, any hazardous waste, solid waste, hazardous substance, toxic substance, petroleum product or derivative, asbestos, polychlorinated biphenyl, hazardous material, pollutant, contaminant, or similar material or substance as defined by the Comprehensive Environmental Response Compensation and Liability Act , 42 U.S.C. Sections 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (CERCLA), or now or hereafter defined or regulated as such by any other Law (“Hazardous Material”) in violation of applicable Law; provided, Tenant shall be permitted to bring onto the Premises office cleaning supplies and products normally found in modern offices provided Tenant only brings a reasonable quantity of such supplies and products onto the Premises and Tenant shall at all times comply with all Laws pertaining to the storage, handling, use, and application of such supplies and products, and all Laws pertaining to the communication to employees and other third parties of any hazards associated with such supplies and products. Tenant shall not install any underground or above ground tanks on the Premises. Tenant shall not cause, or permit to exist, any release, spillage, emission, or discharge of any Hazardous Material on or about the Premises in violation of applicable Law (a “Release”). In the event of a Release, Tenant shall promptly notify Landlord in writing (a “Release Notice”), report such Release to the government agency(ies) with jurisdiction, to the extent required by applicable Law, and promptly remove the Hazardous Material and otherwise investigate and remediate the Release in accordance with applicable Law. If Tenant has not undertaken to diligently commence such investigation and, following completion of the same, remediation of such Release within 30 days following the earlier of Landlord’s receipt of the Release Notice and Tenant’s obtaining actual knowledge of the Release, Landlord shall have the right, but not the obligation, to enter upon the Premises to investigate and/or remediate the Release in lieu of Tenant (subject to the Landlord Right of Entry Conditions), and Tenant shall reimburse Landlord as Additional Rent for the out-of-pocket costs actually and reasonably incurred by Landlord to effect such remediation and investigation. Tenant shall promptly notify Landlord when Tenant acquires actual knowledge of the presence of any Hazardous Material on or about the Premises in violation of applicable Laws, and except as Tenant is permitted to bring onto the Premises under this Lease. Landlord shall have the right to inspect and assess the Premises for the purpose of determining whether Tenant is handling any Hazardous Material in violation of this Lease or applicable Law, or to ascertain the presence of any Release. This Section 20(a) shall survive the Surrender Date.

(b)Landlord represents that, to its actual knowledge as of the Execution Date, without independent investigation: (i) the Premises are in material compliance with all environmental laws; and (ii) no Hazardous Materials are present in, at or on the Premises in violation of environmental Laws and (iii) Landlord has received no notice of violation of any other applicable Laws. Subject to the limitations of liability set forth herein, and without prejudice to Landlord's obligations under Section 13(b) above, Landlord shall defend, indemnify and hold harmless

Tenant from and against any third-party claims, actions, damages, liability and expense (including reasonable attorney’s and fees) arising from Landlord’s storage and use of Hazardous Materials at, in or on the Project in violation of applicable Laws, including any costs incurred by Tenant because of any investigation of the Project or any cleanup, removal or restoration of the Project to remove or remediate such Hazardous Materials deposited by Landlord. This Section 20(b) shall survive the Surrender Date.

(c)Tenant shall, and shall cause its employees, agents, contractors, licensees, subtenants, and assignees to, use the Premises in compliance with all applicable Laws. Tenant shall, at its sole cost and expense, promptly comply with each and all of such Laws, and also with the requirements of any board of fire underwriters or other similar body now or hereafter constituted to deal with its manner of use and occupancy of the Premises, except in the case of required structural changes not triggered by Tenant’s particular use or manner of use or change in use of the Premises, or Tenant’s alterations, additions, or improvements therein. Without limiting the generality of the foregoing, Tenant shall: (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including, but not limited to, state and local business licenses, and permits; and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents, and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay when due all personal property taxes, income taxes and other taxes, assessments, duties, impositions, and similar charges that are or may be assessed, levied, or imposed upon Tenant. Tenant shall also comply with all applicable Laws that do not relate to the physical condition of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, video recording regulations and illegal business operations, such as gambling. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial, governmental or regulatory action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such Laws shall be conclusive of that fact as between Landlord and Tenant.

(d)Notwithstanding anything to the contrary in this Section, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws as a result of: (i) Tenant’s particular use or alteration of the Premises; (ii) Tenant’s change in the use of the Premises; (iii) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; (iv) any cause or condition created by or at the instance of Tenant, other than by Landlord’s performance of any work for or on behalf of Tenant; or (v) breach of any of Tenant’s obligations hereunder, then Tenant shall bear all costs of bringing the Premises and/or Project into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises or Property.

(e)Except to the extent of Tenant’s compliance with its obligations set forth above in this Section 20, during the Term Landlord shall comply with all applicable Laws affecting Landlord, its business operations, and the Project (including the Premises), including without limitation compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations as to the design and construction of the Common Areas. This Section 20(e) shall survive the Surrender Date.

21.NOTICES. Except as otherwise set forth below in this Section 21, wherever in this Lease it is required or permitted that notice, consent, waiver, demand or other communication be given or served by either party to this Lease to or on the other party, such consent, waiver, notice, demand or other communication shall be duly given or served in writing and delivered either: (i) by personal service; (ii) by prepaid nationally recognized courier service (e.g., Federal Express, UPS, and USPS) with evidence of receipt required for delivery; (iii) by registered or certified mail, return receipt requested, postage prepaid; or (iv) with respect to Landlord, emailed to Landlord, with copy of such notice by regular mail; in all such cases, addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party shall have the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section which shall be effective 30 days following receipt thereof, and each party shall, if requested, within 10 days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord. Notwithstanding the foregoing: (a) any notice from Landlord to Tenant regarding ordinary business operations (meaning, and limited solely to, exercise of a right of access to the Premises and notice of maintenance activities or Landlord access.) may be delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies; and (b) invoices, notices of change in billing or notice address, and statements of estimated or reconciliation of Operating Expenses and/or utilities, may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact.

If to Tenant:
Prior to the Commencement Date
Safeguard Scientifics, Inc.
Attn: Chief Operating Officer
435 Devon Park Drive, Suite 800
Wayne, PA 19087

From and after the Commencement Date
Safeguard Scientifics, Inc.
Attn: Chief Operating Officer
At the Premises

Phone: 610-975-4984
Email: bsisko@safeguard.com
Email for billing contacts:
(Steven J. Grenfell)
sgrenfell@safeguard.com
cc to (Andrew Murphy) amurphy@safeguard.com

and to Landlord: Brandywine Operating Partnership, L.P. Attn: Jeff DeVuono 555 East Lancaster Ave., Suite 100 Radnor, PA 19087 Phone: 610-325-5600 Email: jeff.devuono@bdnreit.com	with a copy to: Email: Legal.Notices@bdnreit.com
22.BROKERS. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Broker. Each party shall indemnify, defend and hold the other harmless from and against all liability, cost and expense (including reasonable attorneys’ fees and court costs), arising from any misrepresentation or breach of the preceding sentence. Landlord shall pay Broker a commission in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and Broker. This Section 22 shall survive the Surrender Date.

23.LIMITATION OF LIABILITY.

(a)Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building, and upon termination of that ownership and assignment of this Lease to, and acceptance and assumption of this Lease by, its successor-in-title, Tenant, except as to any obligations that are then due and owing, shall look solely to Landlord’s successor-in-interest in ownership of the Building for the satisfaction of each and every obligation of Landlord hereunder. Upon request and without charge, Tenant shall attorn to any successor to Landlord’s interest in this Lease and, at the option of any Superior Instrument Holder, to such Superior Instrument Holder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building and/or the proceeds therefrom for the satisfaction of any claim, remedy or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Project, this Lease, or anything related to either, including without limitation as a result of the breach of any Section of this Lease by Landlord. In addition, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof or the relationship between the parties, against any past, present or future Landlord Indemnitee (other than Landlord), whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the Landlord Indemnitees (other than Landlord).

(b)No recourse shall be had for an obligation of Tenant hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Tenant, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Landlord with respect to the above-named individuals and entities.

24.RELOCATION.

(a)Landlord, at its expense, and on at least one hundred eighty (180) days’ prior written notice, shall have the one-time right to require Tenant to move from the Premises to another suite in the Complex, effective on or after the date that is the third (3rd) anniversary of the Commencement Date, in order to permit Landlord to maintain an economical and proper distribution of tenants throughout the Building.  Any such suite shall be of comparable size (and if larger than the Premises, rent on the suite shall be calculated as if it had the same number of rentable square feet as the Premises), shall be functionally comparable to the Premises for Tenant’s normal course business operations as then conducted at  the Premises (considering, without limitation, office sizes and configuration, reception area and conference room sizes, proximity of secretarial and other administrative areas to executive offices and conference rooms, location of conference rooms and other common facilities), shall have the same decor and level of interior finish as the Premises, including  all amenities comprising the Tenant Improvements, as modified by any Alterations (including Specialty Alterations), or such other decor which Tenant in its absolute discretion approves, shall have comparable views and at least the same number of window offices and conference rooms and a reception area as then exist in the Premises.  Without limiting the foregoing, the new suite must have comparable expansion capabilities as then otherwise are available to Tenant under this Lease taking into account the term of the existing tenants on either side of the Premises and the replacement suite. The plans for the new suite shall be subject to Tenant’s approval, in its reasonable discretion, for conformity with the provisions of this Section 24. Tenant’s reserved surface parking spots shall also be relocated to have the same proximity to the Premises as then exists.

(b)In case of any such relocation, Landlord will pay all expenses attributable to the relocation and move including, without limitation, expenses of constructing and decorating the new premises, project managers, all third party consultants, cost of  relocating generator, expenses of moving Tenants furniture, computers (including backing up all computers prior to the move), phones and other equipment, the reasonable cost of an architect to design the new premises (such architect to be selected by Tenant), new cabling and wiring, the reasonable cost of a move coordinator to oversee and coordinate the move of all furniture, files and equipment and their placement in the new premises and to inspect the fit-out of the new suite, the reasonable cost of printing a reasonable quantity of new stationary and business cards and company brochures, the cost of preparation and delivering of a move announcement to all regulatory authorities with jurisdiction, Tenant’s portfolio companies and their counterparties, investors in Tenant and third-parties then  dealing with Tenant.  Any move shall be scheduled so that all packing, moving and unpacking is commenced and completed between 6:00 p.m. Friday and 7:00 a.m. Monday.  All elements of the move shall be planned so that there is no material downtime or disruption to Tenant’s continuing normal course business operations.

25.GENERAL PROVISIONS.

(a)For so long as no Event of Default is continuing, Tenant shall peaceably and quietly possess, hold and enjoy the Premises for the Term, without hindrance from Landlord or anyone claiming by through or under Landlord, under and subject to the terms and conditions of this Lease. Such hindrance shall be construed to include, without limitation, such material interferences not customary for the operation of a first-class building (and expressly excluding Landlord’s performance of Landlord’s obligations under this Lease provided Landlord performs such obligations in a reasonably appropriate manner for a first-class building), including, noxious odors that are not resolved in a reasonable period following notice thereof, excessive noise not customary for a first-class building that is not limited in a reasonable period following notice thereof, and where such hindrance arises by reason of activities affecting the Premises by Landlord or Landlord’s agents. In addition to the foregoing, Landlord agrees that, provided that Tenant has provided Landlord with at least 3 weeks prior written notice of the specific day, Landlord shall not conduct construction that would cause intrusive noise within the Premises for up to 2 days for each 3-month period during the Term.

(b)Subject to the terms and provisions of Section 10, the respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns. Except as otherwise set forth herein, this Lease does not and is not intended to confer any rights or remedies upon any person other than the parties hereto.

(c)This Lease shall be governed in accordance with the Laws of the State, without regard to choice of law principles. Landlord and Tenant hereby consent to the exclusive jurisdiction of the state and federal courts located in the State.

(d)In connection with any litigation arising out of this Lease, Landlord or Tenant, whichever is the prevailing party as finally determined by the trier of fact in such litigation, shall be entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable outside counsel fees. If, in the context of a bankruptcy case, Landlord is compelled at any time to incur any Enforcement Costs, including attorneys’ fees, in enforcing or attempting to enforce the terms of this Lease or to enforce or attempt to enforce any actions required under the Bankruptcy Code to be taken by the trustee or by Tenant, as debtor-in-possession, then the sum so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the trustee or by Tenant’s bankruptcy estate to Landlord in accordance with the terms of the order of the Bankruptcy Court.

(e)This Lease, which by this reference incorporates all exhibits, riders, schedules, and other attachments hereto, supersedes all prior discussions, letters of intent, proposals, requests for proposal (including the Request for Proposal prepared by Broker, and accepted on September 22, 2014 by Landlord and Tenant), negotiations and discussions between the parties and this Lease contains all of the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest.

(f)TIME IS OF THE ESSENCE OF ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(g)Except for the payment of Rent, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, strikes or other labor disputes, orders or regulations of any federal, state, county or municipal authority, embargoes, moratorium on the issuance of permits, fire or other casualty (or reasonable delays in the adjustment of insurance claims), acts of terrorism or war, inability to obtain any materials or services, or acts of God (each, a “Force Majeure Event”), provided such party delivers notice reasonably detailing such Force Majeure Event as soon as practicable after the occurrence of such Force Majeure Event, and such party shall use commercially reasonable efforts to remedy Force Majeure Event as soon as practicable; and, in no event shall the occurrence of a Force Majeure Event excuse or delay the delivery date of the Premises by Landlord for Tenant’s construction of the Leasehold Improvements if Tenant elects to perform the Leasehold Improvements. With respect to a casualty under Section 14, Force Majeure Event shall mean solely embargoes, acts of terrorism or war and/or acts of God. With respect to the definition of a Force Majeure Event as applied to obtaining materials used in connection with the construction of the Leasehold Improvements, any delay in Landlord obtaining materials shall be subject to the conditions set forth in Exhibit C. No such inability or delay due to a Force Majeure Event shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve the other party from any of its obligations under this Lease, or impose any liability upon such party or its agents, by reason of inconvenience or annoyance to the other party, or injury to or interruption of the other party’s business, or otherwise.

(h)Excepting payments of Fixed Rent, Operating Expenses, and utilities (which are to be paid as set forth in Sections 4, 5 and 6) and unless a specific time is otherwise set forth in this Lease for any Tenant payments, all amounts due from Tenant to Landlord shall be paid by Tenant to Landlord within 30 days after receipt of an invoice therefor. Tenant shall pay to Landlord when due all sales, use, transaction privilege, gross receipts, or other excise tax that is at any time levied or imposed upon any amount payable by Tenant under this Lease.

(i)Unless Tenant’s financials are publicly available online at no cost to Landlord, within 10 days after written request by Landlord (but not more than once during any 12-month period of time during the Term, Tenant shall furnish to Landlord, each Superior Interest Holder, prospective mortgagee or purchaser, reasonably requested financial information. In connection therewith and upon Tenant’s request, Landlord and Tenant shall execute a confidentiality agreement in the form attached as Exhibit G.

(j)Tenant represents and warrants to Landlord that: (i) Tenant was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Tenant in the first sentence of this Lease; (ii) Tenant is legally authorized to do business in the State; and (iii) the person(s) executing this Lease on behalf of Tenant is/are duly authorized to do so.

(k)Landlord represents and warrants to Tenant that: (i) Landlord was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Landlord in the first sentence of this Lease; (ii) Landlord is legally authorized to do business in the State; and (iii) the person(s) executing this Lease on behalf of Landlord is (are) duly authorized to do so.

(l)Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the preceding sentence. The foregoing indemnity obligations shall survive the Surrender Date.

(m)Tenant represents that Tenant is required to file a public notice of this Lease in its security filings pursuant to applicable securities Laws. Following Tenant’s filing of public notice of this Lease in accordance with applicable securities Laws, Landlord shall have the right, without further notice to Tenant, to include general information relating to this Lease solely to the extent required by applicable Law, including Tenant’s name, the Building and the square footage of the Premises in public disclosures relating to Landlord’s and Landlord’s affiliates’ leasing activity. Except as required by applicable Law, neither Tenant nor Landlord shall issue, nor permit any broker, representative, or agent representing Tenant in connection with this Lease to issue, any press release regarding this Lease or any of the terms contained herein (or any amendments or modifications hereof) except to one or more Permitted Parties (as hereinafter defined), without the prior written approval of the other party. The parties acknowledge that the transaction described in this Lease and the terms hereof are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the reasonable judgment of Landlord or Tenant, as the case may be, is required to enable such party to comply with its obligations under law or under published rules and regulations of the Securities and Exchange Commission. Neither party may make any public disclosure of the specific terms of this Lease, except as required by applicable Law or as otherwise provided in this paragraph. In connection with the negotiation of this Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will had access to confidential information (identified as such) relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicate or use such information, except by Permitted Parties. This Section 24(m) shall survive the Surrender Date.

(n)Neither Tenant, nor anyone acting through, under, or on behalf of Tenant, shall have the right to record this Lease, nor any memorandum of this Lease, against record title to the Project.

(o)Intentionally left blank.

(p)All requests made to Landlord to perform repairs or furnish services, supplies, or utilities shall be made online to the extent available (currently such requests shall be made via http://etenants.com/, as the same may be modified by Landlord from time to time) otherwise via email or written communication to Landlord’s property manager for the Building. Whenever Tenant requests Landlord to take any action not required of Landlord under this Lease or give any consent required or permitted to be given by Landlord under this Lease (for example, a request for a Transfer consent, a consent to an Alteration, or a subordination of Landlord’s lien), Tenant shall pay to Landlord for Landlord’s administrative and/or professional costs in connection with each such action or consent, the lesser of: (i) $500; or (ii) Landlord’s reasonable, out-of-pocket costs incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable attorneys’, engineers’ and/or architects’ fees (as applicable), plus the Administrative Fee. The foregoing amount shall be paid by Tenant to Landlord within 30 days after Landlord’s delivery to Tenant of an invoice for such amount. Tenant shall pay such amount without regard to whether Landlord takes the requested action or gives the requested consent.

(q)Tenant acknowledges and agrees that Landlord shall not be considered a “business associate” for any purpose under the Health Insurance Portability and Accountability Act of 1996 and all related implementing regulations and guidance.

(r)Tenant shall endeavor to cause any work performed on behalf of Tenant to be performed by contractors who work in harmony, and shall not unreasonably interfere, with any labor employed by Landlord or Landlord’s contractors.

(s)This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Upon Tenant’s receipt of two executed original counterparts of this Lease from Landlord, Tenant shall provide Landlord with one, fully executed original of this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted and/or produced electronically shall be deemed to be their original signature for all purposes.

(t)Tenant shall give Landlord access to the Premises at all reasonable times during normal business hours, without charge or diminution of Rent, and upon at least one (1) business day’s prior notice (except that no prior notice shall be required in an emergency threatening imminent material harm to the Premises) and, at the election of Tenant, accompanied by a representative of Tenant, to enable Landlord: (i) to examine the same and to make such repairs, additions and alterations as Landlord is permitted or obligated to make under this Lease; and (ii) to show the Premises to prospective Building mortgagees and purchasers and, only to the extent Tenant has not previously exercised its right to extend the Term as set forth in Section 27 below, during the one (l) year prior to expiration of the then-current Term, to prospective tenants of the Premises, all subject to the following conditions and without prejudice to Landlord's obligations set forth in Section 13(b) (the “Landlord Right of Entry Conditions”): (W) Landlord shall repair and restore any damage to the Premises, Leasehold Improvements, Alterations (including Specialty Alterations) and/or Tenant’s Property occasioned by the exercise of Landlord’s right of entry, except as limited by Section 12(c) hereof; (X) Landlord shall indemnify and hold Tenant harmless from and against any losses, claims, expenses and damages incurred or suffered by Tenant by reason of the exercise of Landlord’s right of entry, except as limited by in Section 12(c) hereof; (Y) repairs, replacements and maintenance in the Premises shall be performed by or on behalf of Landlord in such manner as not to unreasonably interfere with the conduct of Tenant’s normal course business operations at the Project; and (Z) repairs, replacements and maintenance completed during Business Hours will be reasonably coordinated with Tenant. This Section 25(t) shall survive the Surrender Date.

(u)TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY

OF THE BUILDING, ANY CLAIM OR INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

(v)Wherever in this Lease a time of day is noted, such time of day shall be based upon Eastern Standard Time or Eastern Daylight Time (based upon the applicable portion of the year in which such times are applicable in the State).

(w)Nothing contained in this Lease shall be construed to create a partnership or joint venture between Landlord and Tenant, or any fiduciary relationship between the parties.

26.GENERATOR. Tenant shall be permitted to install an emergency generator and related equipment in the Project outdoor area to be mutually agreed to by the parties by May 1, 2015 (“Generating Equipment”) of a size and capacity suited to Tenant’s then-current business requirements and reasonably acceptable to Landlord. Tenant shall be responsible for all costs or expenses associated with installing, landscaping, maintaining, operating, replacing, and, as of the Surrender Date, removing the Generating Equipment. Tenant hereby assumes all liability to persons and property arising from or in any way related to the Generating Equipment. Tenant indemnifies and holds harmless Landlord against all claims or damages (including, but not limited to environmental claims or damages) arising out of the installation, use, or removal of Tenant’s Generating Equipment. Landlord shall be named as an additional insured on all Tenant insurance relating to the Generating Equipment, and Landlord shall have no obligation or liability to Tenant with respect to the installation, operation or removal of the Generating Equipment. Tenant shall submit all plans for the installation of the Generating Equipment in accordance with Section 9, and Landlord must reasonably approve all such plans in accordance therewith. Additionally, Landlord, in its reasonable discretion, shall establish fencing and landscaping standards for safety and cosmetic appearance. Fuel for the Generating Equipment shall only be maintained in quantities sufficient for emergency operation in accordance with applicable Law, and Tenant shall not stockpile fuel in excess of these quantities on any property subject to the Lease. Tenant at its sole cost and expense will remove the Generating Equipment as of the Surrender Date, and, to the extent reasonably practicable, restore the affected outdoor area to its prior condition.

27.EXTENSION OPTION.

(a)Provided no Event of Default then exists and Tenant is then occupying for the conduct of Tenant’s business at least 95% of the Premises, Tenant shall have two (2) successive rights to extend the Term (“Extension Option”) beyond the Initial Term for 10 additional years in the aggregate (each, an “Extension Term”) by delivering to Landlord a written extension election notice (each, an “Extension Exercise Notice”) no later than 12 months prior to the expiration of the Initial Term or first Extension Term (as applicable). The first Extension Term shall be for a term not less than 3 years and not greater than 7 years and the second Extension Term shall be for a term of the difference of (i) 10 years less (ii) the first Extension Term. Tenant shall specify in Tenant’s Extension Exercise Notice the length of the applicable Extension Term consistent with the terms and conditions of this Section. If Tenant exercises the Extension Option for the first Extension Term, Tenant shall have no obligation to exercise the Extension Option for the second Extension Term. The terms and conditions of this Lease during the Extension Term shall remain unchanged, except the annual Fixed Rent for the applicable Extension Term shall be the Extension Rent (as defined below), and the Expiration Date shall be the last day of such Extension Term. Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the Extension Options described in this Section 27.

(b)“Extension Rent” means the fair market fixed rent and escalations for new leases of space comparable to the Premises in the Building being obtained by Landlord on or about the 90th day preceding the commencement date for the Extension Term, for tenancies of space in the Building of similar size, term and location (adjusted on a square foot basis in accordance with the size that such premises bear in relation to the Premises), or if no such tenancies in the Building are then being obtained by Landlord, the prevailing market rent and escalations for new leases of such space in other Comparable Buildings, for the applicable Extension Term. In determining the Extension Rent, Landlord, Tenant and any appraiser shall take into account all relevant factors including, without limitation, prevailing market allowances and concessions for new lease tenants, including, without limitation, tenant improvement allowances, rent concessions, build-out rental and utilities reimbursement abatement periods, and/or Landlord construction or demolition obligations, space measurement methods and loss factors, the lease term, the size of the space, the floor height, the location of the space on the applicable floor, views from and of the premises, the location of the building(s), parking charges, the amenities offered at the building(s), the age of the building(s), adjustments on a per square foot basis in accordance with the area of comparable premises bear in relation to the area of the Premises, and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During each Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to during the Initial Term, except to the extent such items are indirectly incorporated into the Extension Rent as set forth in this Section 27. The Base Year during each Extension Term shall be the calendar year in which the commencement of the applicable Extension Term occurs.

(c)
(i)If Landlord and Tenant do not agree upon the Extension Rent in writing within 20 days after Landlord receives Tenant’s Extension Exercise Notice pertaining to the same, then within 15 days after either party notifies the other in writing that such notifying party desires to determine the Extension Rent in accordance with the procedures set forth in this Section 27(c), Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the Extension Rent, together with such reasonable supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a MAI certified appraiser, duly licensed in the State and having a minimum of 10 years’ experience in commercial office lease transactions affecting the Building and other Comparable Buildings and who shall not have been engaged by Landlord, Tenant or any of their respective affiliates for which payment was made in excess of $50,000 during the preceding 1 year (the “Designated Appraiser Qualifications”); such appraiser, as so selected by Landlord and Tenant, is defined in this Lease as the “Joint Designated Appraiser”).

(ii)The Joint Designated Appraiser shall select either Landlord’s determination of Extension Rent or Tenant’s determination of Extension Rent, whichever the appraiser finds more accurately reflects the Extension Rent (the “Extension Rent Determination”), and shall notify Landlord and Tenant of the Extension Rent Determination no later than 10 business days from the date of Joint Designated Appraiser’s appointment by Landlord and Tenant. The Joint Designated Appraiser shall have no power or authority to select any Extension Rent other than the proposed Extension Rent submitted by each of Landlord and Tenant. Likewise, the Joint Designated Appraiser shall have no power or authority to modify any of the provisions of this Lease (other than to determine the applicable Extension Rent), and the decision of the Joint Designated Appraiser shall be final and binding upon Landlord and Tenant.

(iii)If Landlord and Tenant do not timely agree in writing upon the appointment of the Joint Designated Appraiser, Landlord shall submit to Tenant in writing the names of three real estate appraisers who satisfy the Designated Appraiser Qualifications and who were not previously proposed by Landlord or Tenant for appointment as the Joint Designated Appraiser, and Tenant shall have 10 days after receiving written notice of the name of the last of such three qualifying appraisers to notify Landlord of which of the three qualifying appraisers Tenant selects to determine the Extension Rent. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the qualifying appraiser. The third qualifying appraiser, when appointed by Tenant or Landlord in the manner set forth in this Section 27(c)(iii), shall determine the Applicable Extension Rent in accordance with the procedure, and subject to the limitations, set forth in Section 27(c) (ii) above. The fee and expenses of the third qualifying appraiser shall be shared equally by Landlord and Tenant.

(d)Upon Tenant’s timely and proper exercise of the Extension Option and determination of the Extension Rent in accordance with Section 27(c) above: (i) the “Term” shall include the applicable Extension Term; and (ii) Tenant and Landlord shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term.

28.TERMINATION OPTION. Provided no Event of Default then is continuing, Tenant shall have the no-fault right to terminate this Lease effective at 11:59 p.m. on the Termination Date (as hereinafter defined), in accordance with and subject to each of the following terms and conditions (“Termination Option”). The “Termination Date” shall mean the last day of the 84th full calendar month after the Fixed Rent Start Date. If Tenant desires to exercise the Termination Option, Tenant shall give to Landlord irrevocable written notice of Tenant’s exercise of the Termination Option (“Termination Notice”). The Termination Notice shall be received by Landlord no later than the date that is 12 months prior to the Termination Date, failing which the Termination Option shall be deemed waived. The “Termination Payment” shall equal the sum of: (A) the unamortized (amortized on a straight-line basis with interest at 7%) (i) brokerage commissions earned and paid to Broker in connection with this Lease and (ii) the Improvement Allowance; plus (B) 2 installments of then applicable monthly Fixed Rent. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Termination Payment shall be payable on the Termination Date by wire transfer or cashier’s check. If Tenant timely and properly exercises the Termination Option in accordance with this paragraph, this Lease and the Term shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Section 18 shall apply.

29.RIGHT OF FIRST OFFER.

(a)If, at any time after the Execution Date, Landlord issues a lease proposal or test-fit arrangement to a third-party tenant affecting any of the rentable area on the 2nd floor of the Building(“ROFO Space”)or such ROFO Space becomes available for lease from Landlord prior to the expiration of the Term, Landlord shall so notify Tenant in writing (“Landlord’s ROFO Notice”) of the anticipated availability date, subject to the terms and provisions of this Section, Tenant shall have the right to lease all (but not less than all) of the ROFO Space (“ROFO”) by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 5 business days after Tenant’s receipt of Landlord’s ROFO Notice. In Landlord’s ROFO Notice, Landlord shall notify Tenant if Landlord is providing such notice because Landlord has issued a proposal to a third-party prospective tenant. Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO.

(b)The ROFO shall be subject to the following: (i) if Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, then Landlord shall have the right to enter into a lease for the ROFO Space under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any right of first offer or other expansion rights that Landlord might grant such tenant(s) for such ROFO Space), provided that, if Landlord has not entered into such lease(s) on or before 8 months after the date of delivery to Tenant of the Landlord’s ROFO Notice, then Landlord shall first be obligated to submit such ROFO Space to Tenant subject to the terms and conditions set forth herein. The ROFO shall be subject to the following conditions: (i) the ROFO shall be void and have no further force or effect with respect to the ROFO Space described in such Landlord’s ROFO Notice unless and until such ROFO Space thereafter during the Term returns to Landlord’s inventory of space for direct lease (except as otherwise set forth above); (ii) the ROFO shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant lease of space in the Building as of the Execution Date of this Lease (including, without limitation, any lease term extension period(s) contained in such tenant’s lease, regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease) as are set forth on Exhibit H attached hereto; (iii) Landlord may at any time choose to use any space (other than any of the ROFO Space) that is or about to become vacant within the Building for marketing or property management purposes, or as a Building amenity or Common Area such as a fitness center or conference area, without in any such case notifying or offering such space to Tenant, or giving rise to any right of Tenant hereunder; and (iv) Tenant’s exercise of the ROFO shall be subject to the existence of the following conditions at the time of such exercise: (A) this Lease is in full force and effect; (B) no Event of Default then exists; (C) Tenant has timely exercised the ROFO; and (D) Tenant is the originally named Tenant or its Permitted Transferee, or Landlord has consented to the Transfer. If an Event of Default exists at any time after Landlord receives Tenant’s ROFO Notice but before the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to the ROFO Space.

(c)Tenant shall take the ROFO Space in “AS IS” condition, and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. If there are at least 4 years in the Term (or Extension Term, provided Tenant has exercised such Extension Term), then the Term of the lease of the ROFO Space shall be coterminous with the Expiration Date of the Premises. Tenant shall be entitled to pro-rated tenant improvement allowances and Abatement Period granted to Tenant with respect to the Premises, which shall be prorated as to the number of rentable square feet and length of Term of the lease of the ROFO Space, as compared to the number of rentable square feet of the original Premises and the length of the Term of the lease of the original Premises. Fixed Rent for the ROFO Space shall be at the ROFO Rent (as defined below) multiplied by the number of rentable square feet in the ROFO Space. Notwithstanding the foregoing, if Tenant has the right to extend the Term and Tenant does, in fact, extend the Term after the date on which Tenant exercises its ROFO with respect the ROFO Space, then Rent for the ROFO Space for such extension period shall be at the same rate that Tenant will pay as Rent under Section 27 of this Lease. With respect to the ROFO Space, Tenant shall pay Tenant’s Project Share of Operating Expenses and utilities pursuant to the terms of this Lease, but the Base Year shall be the calendar year immediately preceding the first day that Tenant occupies and uses the ROFO Space for the Permitted Use in Tenant’s normal business course. Except to the extent expressly set forth in this Section to the contrary, if Tenant elects to lease the ROFO Space, such space shall become subject to this Lease upon the same terms and conditions as are then applicable to the original Premises. Upon Tenant’s leasing of the ROFO Space, the “Premises” shall include the ROFO Space and, except as otherwise set forth in this Section, all computations made under this Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the ROFO Space.

(d)The “ROFO Rent”, means (i) if exercised during the first 4 years of the Initial Term, the then applicable Fixed Rent on a per rentable square foot basis multiplied by the number of rentable square feet of the ROFO Space; or (ii) any time thereafter, the fair market expansion base rent (along with the then-prevailing annual rent escalation factors in the applicable leasing market), as determined in the same manner as set forth above. In addition, for purposes of determining ROFO Rent under clause (ii) of the preceding sentence, the ROFO Space shall be assumed to be unencumbered space with Tenant requesting a prime lease term that will expire on the then Expiration Date. If Landlord and Tenant do not agree upon the ROFO Rent (as set forth in clause (ii) of the preceding sentence) in writing within 30 days after Landlord receives Tenant’s ROFO Notice, then ROFO Rent shall be determined in accordance with the procedures set forth in Section 27(c) above.

(e)Except as set forth in this Section 27 to the contrary, Tenant shall lease the ROFO Space as an amendment to this Lease, whereupon Landlord and Tenant shall execute and deliver the amendment within 10 days after Landlord’s delivery thereof following final determination of the ROFO Rent.

[SIGNATURES ON FOLLOWING PAGE]

TENANT CONFESSION CERTIFICATION: Tenant certifies that Tenant has initialed Section 17(i) of this Lease and Tenant acknowledges and agrees that any failure of Tenant to initial such Section 17(i) hereunder shall be an absolute bar from Tenant (or Tenant’s successors or assigns) claiming, alleging or petitioning, including, but not limited to, in any petition to open said confession, that such Section is invalid and not binding upon Tenant (or Tenant’s successors or assigns).

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first-above stated.

LANDLORD: RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership By: Radnor GP-SDC, L.L.C., its general partner By: Name: Title: Date:	TENANT: SAFEGUARD SCIENTIFICS, INC. By: Name: Brian J. Sisko Title: Executive Vice President & Managing Director Date: February 2, 2015

EFFICACY OF LEASE: This Lease shall not become effective unless and until executed and delivered by both Landlord and Tenant. Any modifications made to this Lease after Landlord’s execution shall not be effective unless and until Landlord has initialed such modifications. Landlord’s execution and delivery of this Lease shall constitute an offer to Tenant to lease the Premises on the condition that Tenant executes and delivers to Landlord one fully executed original of this Lease on or before January 31, 2015 unless a later date is accepted by Landlord, which acceptance shall be evidenced by Landlord initialing below (“Tenant’s Execution Deadline”).

Landlord Initials:

IF LANDLORD DOES NOT RECEIVE ONE FULLY EXECUTED ORIGINAL OF THIS LEASE ON OR BEFORE TENANT’S EXECUTION DEADLINE, THEN LANDLORD’S OFFER TO LEASE THE PREMISES TO TENANT SHALL BE DEEMED RESCINDED.

Exhibits:
Exhibit A:    Location Plan of Premises
Exhibit B:     Form of COLT
Exhibit C:    Leasehold Improvements
Exhibit C-1:    Space Plan
Exhibit C-2:    Contractor Requirements
Exhibit C-3:    Insurance Requirements
Exhibit C-4:     Job Cost Sustainability Detail
Exhibit D:    Janitorial Specifications
Exhibit E:     Rules and Regulations
Exhibit F:    Signage
Exhibit G:    Form of Confidentiality Agreement
Exhibit H:    Superior Rights
Exhibit I:    Legal Description of the Complex
Exhibit J:    Reserved Parking Spaces
Exhibit K:    Project Insurance
Exhibit L:    HVAC Minimum Specifications